UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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MEREDITH CORPORATION
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 8, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of holders of common stock and Class B stock of Meredith Corporation (“Meredith” or the “Company”) will be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023 on Wednesday, November 8, 2017 at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors for terms expiring in 2020, one Class II director for a term expiring in 2018 and one Class III director for a term expiring in 2019;

2.	To approve, on an advisory basis, the executive compensation program for the Company’s named executive officers (“NEOs”) as described in this Proxy Statement;

3.	To approve, on an advisory basis, the frequency with which the Company will conduct future advisory votes on executive compensation;

4.	To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending June 30, 2018; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

By resolution of the Board of Directors, only holders of record of the Company’s common stock and Class B stock at the close of business on September 8, 2017 are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.

By Order of the Board of Directors,

JOHN S. ZIESER
Chief Development Officer
General Counsel
Des Moines, Iowa
September 25, 2017

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on November 8, 2017: This Proxy Statement and the 2017 Annual Report to Shareholders are available at www.idelivercommunications.com/ proxy/mdp/. These documents are also posted on our web site at www.meredith.com. Directions to the Annual Meeting of Shareholders (the “Annual Meeting”) are available on our web site at www.meredith.com/about-us/our-headquarters.

PROXY STATEMENT
2017 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
November 8, 2017

ABOUT THE 2017 ANNUAL MEETING

This Proxy Statement, along with Meredith’s Annual Report to Shareholders, is being sent to shareholders on or about September 25, 2017 in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Meredith. The proxies are to be used in voting at the Annual Meeting of holders of common stock and Class B stock of the Company, to be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023 on Wednesday, November 8, 2017 at 10:00 a.m., local time, and at any adjournment or postponement thereof. The cost of soliciting proxies will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no additional compensation for such solicitation activities.

VOTING PROCEDURES

Who Is Entitled to Vote?

Only shareholders of record at the close of business on September 8, 2017 (the “record date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On the record date, there were issued and outstanding 39,555,751 shares of common stock, each entitled to one vote at the Annual Meeting. On the record date, there were issued and outstanding 5,119,107 shares of Class B stock, each entitled to ten votes at the Annual Meeting, for a total of 90,746,821 votes.

How Can I Vote?

You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We are again taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their shareholders over the Internet. On or about September 25, 2017, we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2017 Annual Report to Shareholders online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail. The Notice also contains instructions for voting online.

If you are a holder of record and have requested and received a paper copy of our proxy materials, you may also vote by following the instructions on the proxy card that is included with the proxy materials. As set forth on the proxy card, there are three convenient methods for holders of record to direct their vote by proxy without attending the Annual Meeting:

1.	Vote by Mail: You may vote by marking the proxy card, dating and signing it, and returning it in the postage-paid envelope provided. Please mail your proxy card promptly to ensure that it is received prior to the closing of the polls at the Annual Meeting. If you vote by returning a proxy card, you do NOT need to vote over the Internet or by telephone.

2.	Vote by Internet: You may also vote via the Internet. The website address for Internet voting is provided on your proxy card. You will need to use the control number appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. Central Standard Time of the day prior to the Annual Meeting. Internet voting is available 24 hours a day. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card. If you vote via the Internet, you may incur costs such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

3.	Vote by Telephone: You may also vote by telephone by calling the toll-free number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. Central Standard Time of the day prior to the Annual Meeting. Telephone voting is available 24 hours a day. If you vote by telephone, you do NOT need to vote over the Internet or return a proxy card.

If your shares are held in the name of your bank, broker or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker or other nominee) to be able to vote at the Annual Meeting.

If your shares are held in the name of your bank, broker or other nominee, please contact your bank, broker or other nominee to determine whether you will be able to vote by Internet or telephone.

Please refer to the Notice or the proxy card for more information about the voting methods available to you.

How Can I Change My Vote?

Registered shareholders can revoke their proxy at any time before it is voted at the Annual Meeting by:

1.	Delivering timely written notice of revocation to the Secretary of the Company, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023;

2.	Submitting another timely, later-dated proxy using the same voting method you used to vote your shares; or

3.	Attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, please contact your bank, broker or other nominee to determine how you may change your vote prior to the Annual Meeting.

How Many Votes Must Be Present to Conduct Business at the Annual Meeting?

In order for business to be conducted, a quorum must be represented either in person or by proxy at the Annual Meeting. The presence in person or by proxy of a majority of the voting power of the outstanding shares eligible to vote at the Annual Meeting constitutes a quorum. Shares represented by a proxy marked WITHHOLD or ABSTAIN will be considered present at the Annual Meeting for purposes of determining a quorum.

How Many Votes Am I Entitled to Cast?

You are entitled to cast one vote for each share of common stock you own on the record date. You are entitled to cast ten votes for each share of Class B stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors.

How Many Votes Are Required to Elect Directors?

Directors are elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Only votes cast FOR a nominee will be counted. An instruction to WITHHOLD authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote AGAINST the nominees. Abstentions and broker non-votes will have no effect on the director election since only votes FOR a nominee will be counted.

How Many Votes Are Required to Approve, on an Advisory Basis, the Executive Compensation (“Say-on-Pay”) for the Company’s NEOs?

To approve the executive compensation program, the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required. For this proposal, an abstention will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

How Many Votes Are Required to Approve, on an Advisory Basis, the Frequency of Future Say-On-Pay Votes?

Shareholders may vote for “one year”, “two years” or “three years” or may abstain from voting with respect to the proposal. The option of one year, two years or three years that receives the greatest number of votes cast will be considered the frequency for the advisory vote on the frequency of future say-on-pay votes recommended by our stockholders. Therefore, abstentions and broker non-votes will have no effect on the proposal.

How Many Votes Are Required to Ratify the Appointment of KPMG as Meredith’s Independent Registered Public Accounting Firm?

The affirmative vote of a majority of the voting power present, in person or by proxy and entitled to vote at the Annual Meeting, will be required to ratify the appointment of KPMG. For this proposal, an abstention will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

How Many Votes Are Required to Approve Other Matters?

Unless otherwise required by law or the Company’s Bylaws, the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve other matters that may properly come before the Annual Meeting.

For matters requiring the affirmative vote of a majority of the voting power present, in person or by proxy and entitled to vote, abstentions will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on such a proposal.

Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in street name by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to discretionary items, but will not be permitted to vote the shares with respect to non-discretionary items (those shares are treated as broker non-votes). The ratification of the appointment of KPMG (Proposal Four) is a discretionary item. The election of directors (Proposal One), the advisory vote on Say-on-Pay (Proposal Two) and the advisory vote on the frequency of future Say-on-Pay votes (Proposal Three) are non-discretionary items. A broker or other nominee will not be permitted to vote shares without instructions from the beneficial owners on Proposals One, Two or Three.

Who Represents My Proxy at the Annual Meeting?

If you do not vote in person at the Annual Meeting but have voted your shares over the Internet, by telephone or by signing and returning a proxy card, you have authorized the persons named as proxies, as designated by the Board, to represent you and to vote your shares as instructed.

What if I Return a Proxy Card but Do Not Provide Specific Voting Instructions for Some or All of the Items?

All shares that have been properly voted – whether by Internet, telephone or mail – will be voted at the Annual Meeting in accordance with your instructions unless such vote has been revoked. If you sign a proxy card but do not give voting instructions, the votes represented by the proxy will be voted as recommended by the Board and at the discretion of the persons named as proxies upon such matters not presently known or determined that may properly come before the meeting. The Board recommends a vote FOR the election of the director nominees, FOR the approval, on an advisory basis, of the executive compensation for the Company’s NEOs, FOR the approval, on an advisory basis, of the frequency of future Say-on-Pay votes of every “one year” and FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2018.

What if Other Matters Are Voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies will have the discretion to vote on those matters for you. At the date of filing this Proxy Statement with the SEC, the Board did not know of any other matters to be raised at the Annual Meeting.

How Do I Vote if I Participate in the Meredith Corporation Employee Stock Purchase Plan of 2002 (the “ESPP”) and/or Meredith Savings and Investment Plan (the “401(k) Plan”)?

If you are a participant in the Company’s ESPP and/or the 401(k) Plan, you have the right to give instructions to the respective plan administrator as to the voting of the shares of stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. In this regard, please indicate your voting choices by voting online using the instructions on the Notice that has been sent to you, or by voting using the methods as described on the proxy card if you have requested hard copies of the proxy materials. If you hold shares in the 401(k) Plan and do not vote your shares, those shares will be voted by the plan administrator in the same percentage as the shares held in the 401(k) Plan for which directions are received. If you hold shares in the ESPP and do not vote your shares, those shares will be voted by the plan administrator on discretionary matters but will not be voted on non-discretionary matters.

PROPOSAL ONE – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation, as may be provided by the Bylaws, state that the Board shall be divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board. Our Corporate Governance Guidelines provide that no director may serve on the Board past the Annual Meeting following his or her 72nd birthday. The Board waived this age limitation with respect to Mr. Joel W. Johnson at the Company’s 2015 Annual Meeting due to the Meredith-Media General, Inc. merger negotiations happening at that time. Mr. Johnson’s term as a Class II director expires at the 2018 Annual Meeting, at which time he will retire from the Board.

Listed below are three persons who have been nominated as Class I directors to serve three-year terms to expire in 2020. Mr. Thomas H. Harty joined the Board in August 2017 and has been nominated as a Class II director with a term expiring in 2018. Ms. Beth J. Kaplan joined the Board in January 2017 and has been nominated as a Class III director with a term expiring in 2019. Each of the director nominees currently serves as a director of the Company. Should any of the nominees become unable to serve prior to the upcoming Annual Meeting, an event that is not anticipated by the Company, the proxies, except those from shareholders who have given instructions to WITHHOLD voting for the following nominees, will be voted FOR such other person or persons as the Nominating/Governance Committee may nominate. Certain information concerning each of the nominees standing for election and each of the continuing directors is set forth below.

Nominees for Election as Class I Directors – Terms to Expire in 2020

Philip A. Marineau	Partner, LNK Partners

Mr. Marineau, 70, has been a member of the Board since 1998 and currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee. In October 2008 he became a partner at LNK Partners, a private equity firm based in White Plains, New York. He retired from Levi Strauss & Co. in November 2006, where he served as President and Chief Executive Officer (“CEO”) since September 1999. His prior service includes terms as an executive officer at PepsiCo, Dean Foods Company and Quaker Oats Co. Mr. Marineau served as Chairman of the Board of Shutterfly, Inc. from April 2007 to June 2016. Mr. Marineau has an extensive record of achievement in consumer products marketing and management. Mr. Marineau’s consumer products and marketing experience provides important insight and guidance to our management team and the Board and is instrumental to the development of our overall business strategy.

Elizabeth E. Tallett	Healthcare Industry Consultant

Ms. Tallett, 68, was first elected to the Board in 2008 and serves on the Nominating/Governance and Compensation Committees. From 2002 to 2014, Ms. Tallett was Principal at Hunter Partners, LLC, a management company for early to mid-stage pharmaceutical, biotech and medical device companies. She continues to operate as a consultant to early stage pharmaceutical and healthcare companies. In addition to serving on the Board, Ms. Tallett serves on the Boards of Principal Financial Group, Inc., serving as Lead Director and on the Executive, Human Resources and Nominating/Governance Committees; Qiagen, N.V., serving as Chairman of the Compensation Committee and on the Audit Committee; and Anthem, Inc., serving as Chairman of the Governance Committee and on the Compensation and Executive Committees. During the past five years, she was also a director at Coventry Health Care, Inc. and IntegraMed America, Inc.

In addition to her leadership and financial management in pharmaceutical and biotechnology firms, she brings executive-level experience in multinational companies, international operations, economics, strategic planning, marketing, product development and acquisitions and mergers.

Donald A. Baer	Worldwide Chair and CEO, Burson-Marsteller

Mr. Baer, 63, was elected to the Board in November 2014 and serves on the Audit and Finance Committees. He serves as Worldwide Chair and CEO for Burson-Marsteller, a strategic communications firm and as Chairman of Penn, Schoen & Berland, a research firm, both WPP, Inc. companies. Mr. Baer has been a member of Burson-Marsteller’s global senior management team since 2008. Mr. Baer also serves as Vice Chair of the Board of Directors of the U.S. Public Broadcasting Service. Previously, Mr. Baer was Sr. Executive Vice President for Strategy and Development and an executive committee member of Discovery Communications. Prior to this position, Mr. Baer served as White House Senior Advisor to President Bill Clinton. Mr. Baer brings a broad and deep understanding of the media and marketing industries, strategic communications, strategy and development and governmental policy.

Nominee for Election as Class II Director – Term to Expire in 2018

Thomas H. Harty	President and Chief Operating Officer (“COO”), Meredith Corporation

Mr. Harty, 54, is President & COO of Meredith and was elected to the Board in August 2017. Mr. Harty joined Meredith in 2004 as Vice President of its Magazine Group and subsequently served as its Chief Revenue Officer and President of Consumer Magazines. He was named National Media Group President in 2010 and elected to his current position of President and COO in August 2016. Immediately prior to joining Meredith, Mr. Harty was Senior Vice President for The Golf Digest Companies, a division of Advance Publications. His broad media company experience includes key leadership positions with TV Guide, Reader’s Digest, The New York Times Company, Forbes and Gruner + Jahr USA. Mr. Harty is currently a member of the Board of Directors and the Executive Committee of the Association of Magazine Media. Mr. Harty has been a major contributor to the Company’s success since joining Meredith. His history with the company and his expertise in the industry provide unparalleled insight to the Board.

Nominee for Election as Class III Director – Term to Expire in 2019

Beth J. Kaplan	Managing Member, Axcel Partners, LLC

Ms. Kaplan, 59, was elected to the Board in January 2017 and serves as a member of the Audit and Finance Committees. She is the managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies founded and led by women. Ms. Kaplan served as President and COO at Rent the Runway from 2013 to 2015 and continues to serve on the Board of Directors. She also served as President and Chief Merchandising and Marketing Officer from 2008 to 2011, and as a director in 2011 at General Nutrition Centers, Inc. (“GNC”) where she played an integral role in the company’s 2011 initial public offering. Prior to GNC, Ms. Kaplan served as Executive Vice President and General Manager at Bath & Body Works; Executive Vice President of Marketing and Merchandising at Rite Aid Drugstores; and President and General Manager of the Cosmetics and Fragrance division at Procter & Gamble. Ms. Kaplan provides valuable industry experience leading top female brands.

The Board recommends a vote FOR each of the nominees for director, as listed above. Unless you specify otherwise, the accompanying proxy will be voted FOR the nominees named above.

Directors Continuing in Office as Class II Directors – Terms to Expire in 2018

Joel W. Johnson	Former Chairman and CEO, Hormel Foods Corporation

Mr. Johnson, 74, has been a member of the Board since 1994. He serves as Chairman of the Finance Committee and is a member of the Nominating/Governance Committee. Mr. Johnson retired as Chairman of the Board of Hormel Foods Corporation in December 2006. Mr. Johnson’s tenure as Chairman and CEO of Hormel, a public company with global operations, provided him with directly relevant operating experience. In addition, his prior service on the Boards of Ecolab, Inc. from 1996 to 2016 and U.S. Bancorp from 1999 to 2016 has provided him with significant public company board experience.

Frederick B. Henry	President, The Bohen Foundation

Mr. Henry, 71, has served on the Board since 1969. He is currently the Chairman of the Compensation Committee and a member of the Nominating/Governance Committee. Mr. Henry has been President of The Bohen Foundation, a private charitable foundation that supports the arts, since 1985. During his tenure as a director, Mr. Henry has served on every standing committee of the Board and he brings an invaluable understanding of each committee’s work to the Board as a whole.

Donald C. Berg	President, DCB Advisory Services

Mr. Berg, 62, has been a member of the Board since 2012 and is a member of the Finance and Audit Committees. Mr. Berg is currently President of DCB Advisory Services, a consulting firm to food and beverage companies from multinational conglomerates to start-up companies. Previously, Mr. Berg was Executive Vice President & Chief Financial Officer (“CFO”) of Brown- Forman Corporation, a family-controlled public company, until April 2014. In addition to his role as CFO, during his 26 year career at Brown-Forman, Mr. Berg held various executive positions, including President of its emerging market division; President of its largest operating group, the Americas; the head of its strategic planning function; and the director of its mergers and acquisitions group. Mr. Berg joined the Board of Directors of Gildan Activewear, a publicly traded company, in February 2015, currently serving as Chair of the Compensation and Human Resources Committee and as a member of the Audit/Finance and Governance/Social Responsibility Committees. He provides financial expertise, strategic development and international business experience to the Board.

Directors Continuing in Office as Class III Directors – Terms to Expire in 2019

Stephen M. Lacy	Chairman and CEO, Meredith Corporation

Mr. Lacy, 63, is Chairman of the Board and CEO of Meredith and was elected to his current position in February 2010. Mr. Lacy joined Meredith in 1998 as Vice President and CFO. He was promoted to President of the National Media Group in 2000, elected to the Board and named President and COO in 2004 and elected President and CEO in 2006. Mr. Lacy joined the Board of Directors of Hormel Foods Corporation in September 2011, serving as the Chairman of the Compensation Committee and as a member of the Audit Committee. Mr. Lacy joined the Board of Directors of Great Western Bancorp, Inc. in June 2015, serving as the Chairman of the Governance and Nominating Committee and as a member of the Compensation Committee. His intimate knowledge of our Company, gained through almost 20 years of service in critical executive positions within the Company and including more than 10 years as CEO, enables him to provide important insights regarding our operations, including finance, marketing, strategic planning and management.

D. Mell Meredith Frazier	Vice Chairman, Meredith Corporation

Ms. Frazier, 61, has been a member of the Board since 2000 and was elected Vice Chairman in 2010. She is Chairman of the Nominating/Governance Committee and a member of the Compensation Committee. She is also the Chairman of the Board of the Meredith Corporation

Foundation. Ms. Frazier began her career at Meredith in 1976, holding various positions throughout the Company, including editorial, financial, marketing and production positions in publishing; acquisition and financial analysis in broadcasting; and various corporate staff positions through 2003. As a fourth-generation member of the Meredith family, she holds a deep appreciation of the values and societal roles of the Company throughout its history. In addition, her previous service as an employee in various positions throughout the Company allows her to share a singular perspective with the Board.

CORPORATE GOVERNANCE

Our Company was founded upon service to our customers and we are committed to building value for our shareholders. Our products and services continue to distinguish themselves on the basis of quality, customer service and value that can be trusted. Consistent with these principles, Meredith strives to uphold the highest standards of ethical conduct, to be a leader in corporate governance, to report results with accuracy and transparency and to maintain full compliance with the laws, rules and regulations that govern Meredith’s businesses.

Board Leadership Structure

The Company’s businesses are overseen by the Board which currently has ten members. There are two members of management on the Board and the remaining eight directors are independent directors. The Board has four standing committees, namely Audit, Compensation, Nominating/Governance and Finance, all of which are comprised entirely of independent directors. Each committee has its own charter and the chairman of each committee reports to the Board at each regular meeting.

The Board has no specific policy with respect to the separation of the offices of Chairman and CEO. The Board believes this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make this determination on a periodic basis. Our current Board leadership structure combines these roles, with Mr. Lacy acting as Chairman and CEO. In addition, the Board elected Ms. Frazier, an independent director under the New York Stock Exchange (“NYSE”) rules, to serve as Vice Chairman and as Chairman of the Nominating/Governance Committee. Ms. Frazier presides at the executive sessions of independent, non-management directors. Each year the Nominating/Governance Committee recommends its nominees for Chairman of the Board, members and chairman for each standing committee.

Mr. Lacy has primary responsibility for managing the Company’s businesses; designing, developing and establishing strategic plans; and providing leadership to the management team, all subject to the Board’s direction and review. As Chairman of the Board, Mr. Lacy is the key link between the Board and other members of management, as well as between the Board and the Company’s shareholders. Because of his day-to-day knowledge of the Company’s operations and challenges in his role as CEO, he is well-suited to provide leadership to the Board and guide its deliberations and activities.

As Vice Chairman, Ms. Frazier works closely with the Chairman to ensure that the Board’s procedures, processes and communications reflect sound corporate governance. She chairs executive sessions of the independent, non-management directors and counsels collectively and individually with the members of the Board to utilize their individual capabilities to the Board’s best advantage. She collaborates with the Chairman to organize and establish the Board agenda, works to ensure there is sufficient time for discussion of agenda items and oversees the circulation of timely and relevant information to directors. The Board believes at this time this leadership structure enhances Board effectiveness in performing its oversight role and furthers the policies and procedures of the Board.

Board’s Role in Risk Oversight

Risk is an integral part of the Board and committee deliberations throughout the year. The Board is responsible for and oversees the Company’s risk management process through regular discussion of the Company’s risks with management both during and outside of regularly scheduled Board meetings. The Board considers, as appropriate, risks, among other factors, in reviewing the Company’s strategy, business plan, budgets and major transactions. Each of the Board’s committees assist the Board in overseeing the management of the Company’s risks within the areas delegated to the committee. The Company uses an enterprise risk management framework to ensure that key risk areas are identified and that oversight responsibility is assigned to the appropriate Board committee and management. Each committee has a charter that lists such committee’s designated areas of responsibility for specific risk areas that might impact the Company. Board committees make regular reports addressing risk oversight to the Board at its meetings. The full Board also receives periodic information about the Company’s risk areas and initiatives for addressing those risks. In addition, future risks are anticipated and discussed as part of the strategic planning process.

At least quarterly, the Audit Committee discusses with management, corporate counsel, the Company’s Director of Internal Audit and the Company’s independent external auditor: current business trends affecting the Company that may impact risk; litigation and ethics compliance matters; risk exposures facing the Company; steps management has taken to monitor and control such risk factors (including a subcertification program in which senior and middle managers attest to review and approval of financial disclosures with respect to which they have some responsibility); and the adequacy of internal controls that could materially affect the Company’s financial statements. As part of this process, the Company’s Director of Internal Audit interviews key executives regarding business strategies and areas of risk faced by the Company and its business segments. The Chairman of the Audit Committee reports to the Board at each meeting concerning its risk oversight activities.

The Compensation Committee oversees risks related to the Company’s compensation programs and policies and reviews management’s periodic reports on such risks. The Compensation Committee engages Willis Towers Watson & Co. (“Willis Towers Watson”) to work with the Company’s Director of Internal Audit as well as the Company’s human resources and legal departments to develop a framework to assess the specific risks associated with the Company’s compensation programs. The framework was designed to evaluate the key elements of the Company’s compensation programs to determine whether such programs could reasonably be expected to have or create a material adverse effect on the Company. As part of this framework, the Company’s pay philosophy, incentive plan designs, performance metrics and pay plan governance process were considered. Based on the results of the annual assessment, management and the Compensation Committee, with the assistance of Willis Towers Watson and the Company’s internal audit and legal advisors, have concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Corporate Governance Guidelines

The Board has adopted the Company’s Corporate Governance Guidelines (“Guidelines”), charters for each of the Board committees, the Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers. These documents are posted on the Investor Relations/Corporate Governance section of the Meredith web site, www.meredith.com, and are available upon written request to the Secretary of the Company, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Director Independence

Because certain members of the Meredith family, acting as a group, control more than 50% of the voting power of Meredith, the Company is a “Controlled Company” and need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. Our Board has, nevertheless, determined to comply in all respects with the NYSE rules relating to non-controlled companies. The Board currently does not have any categorical standards to assist it in determining the independence of its members other than those expressly set forth in the NYSE rules.

For purposes of the NYSE listing standards, the Board has determined that each of the following directors has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, accordingly, is independent:

Donald A. Baer	Donald C. Berg	D. Mell Meredith Frazier
Frederick B. Henry	Joel W. Johnson	Beth J. Kaplan
Philip A. Marineau	Elizabeth E. Tallett

Nominations for Director

Director nominees are selected by the Nominating/Governance Committee in accordance with the policies and principles of its charter and the Guidelines. The Committee considers independence, diversity, age, skills and experience in the context of the needs of the Board. The Committee will consider shareholder recommendations for directors that comply with the requirements set forth in “Submitting Shareholder Proposals” which appears later in this Proxy Statement. For additional information, please see “Committees of the Board” which appears later in this Proxy Statement.

Executive Sessions of Non-Management Directors

Non-management directors meet in executive session at least quarterly. The Chairman of the Nominating/Governance Committee presides at these executive sessions.

Communications with the Board

Interested parties and shareholders who wish to communicate with the Board and/or the non-management directors should address their communication to: Board of Directors, Meredith Corporation, c/o Office of the General Counsel, 1716 Locust Street, Des Moines, Iowa 50309-3023. Mail addressed in this manner will be forwarded to the Chairman of the Board. Shareholders may also deliver such communication by telephone at (866) 457-7445 or at https://www.integrity-helpline.com/ meredith.jsp.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

The Board has a majority of directors who meet the criteria for independence established by the NYSE. The responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders. Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

The Board had four regularly scheduled meetings during fiscal 2017, as did the Audit, Compensation, Finance and Nominating/ Governance Committees. In addition, the Audit Committee had four special meetings and the Board had four special meetings. All current directors attended more than 75% of the meetings of the full Board and the respective committees on which they served during fiscal 2017. The Company policy is that all directors are expected to attend the Annual Meeting. All directors attended the November 9, 2016 Annual Meeting.

Director Stock Ownership

All directors are expected to own stock in the Company. Within five years from their initial appointment or election to the Board, each non-employee director is expected to own 7,500 shares of common stock or a number of shares of common stock equal to three times the value of non-employee director annual compensation, whichever is less. The value of shares for ownership purposes will be determined using a 200-day average stock price.

Restricted stock, restricted stock units (“RSUs”) and stock equivalent units (“SEUs”) count toward the required ownership but stock options do not. All of our current directors have met or exceeded, or for the directors who have been on the Board for less than five years, are on track to meet or exceed the ownership requirement. For additional information on stock ownership by our officers and directors, please see “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.

Committees of the Board

The Guidelines require the Board to have a Nominating/Governance Committee, an Audit Committee and a Compensation Committee and further provide that the Board may establish additional committees as necessary or appropriate. The Board has also established a Finance Committee. Each committee has its own charter setting forth the qualifications for membership on the committee and the purposes, goals and responsibilities of the committee. Each of these committees has the power to hire independent legal, financial or other advisors as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance. The charter for each committee is available on the Company’s web site at www.meredith.com by first clicking on “Investors”, then hovering over “Investors” and clicking on “Corporate Governance” in the drop down menu, and then scrolling down the page to the Committee Governance Documents and finally clicking the respective committee charter name. The charter of each committee is also available in print to any shareholder who requests it. The table below shows the current membership for each of the standing Board committees:

Audit Committee	Compensation Committee	Finance Committee	Nominating/Governance Committee
Donald A. Baer	D. Mell Meredith Frazier	Donald A. Baer	D. Mell Meredith Frazier*
Donald C. Berg	Frederick B. Henry*	Donald C. Berg	Frederick B. Henry
Beth J. Kaplan	Philip A. Marineau	Beth J. Kaplan	Joel W. Johnson
Philip A. Marineau*	Elizabeth E. Tallett	Joel W. Johnson*	Elizabeth E. Tallett

*Committee Chairman

1.	Audit Committee. The Committee is composed entirely of non-employee directors, each of whom meets the “independence” requirements of the NYSE listing standards, as well as the requirements of the Sarbanes-Oxley Act of 2002. Pursuant to our Audit Committee Charter, each member of the Committee, in addition to meeting the “independence” requirement, must be “financially literate” as contemplated under the NYSE rules. Furthermore, the Board has determined that directors Baer, Berg, Kaplan and Marineau each meet the requirements to be named “audit committee financial experts” as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

The Committee assists the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance. It is directly responsible for the appointment, compensation and oversight of the Company’s independent auditor, also referred to as “independent registered public accounting firm,” and has sole authority to appoint or replace the independent auditor. In addition, the Committee maintains, through regularly scheduled meetings, open lines of communication between the Board and the Company’s financial management, internal auditors and independent registered public accounting firm.

2.	Nominating/Governance Committee. Pursuant to the Committee’s charter, all members of this Committee are non-employee directors who meet the “independence” requirements of the NYSE listing standards. The Committee’s purpose is to: assist the Board by identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting; recommend to the Board the Corporate Governance Guidelines applicable to the Company; lead the Board in its annual review of CEO succession planning and the Board’s performance; recommend to the Board any changes in non-employee director compensation; and recommend to the Board director nominees for each committee.

Nominees for directorship may be recommended by members of the Board, shareholders or other parties. The Nominating/ Governance Committee has from time to time retained an executive recruiting firm whose function is to bring specific director candidates to the attention of the Committee. Current directors are contacted at the end of their terms concerning their willingness and intent to continue as a director. All nominees are considered in accordance with the policies and principles in the Nominating/Governance Committee Charter. The Committee is responsible for reviewing with the Board the requisite skills and characteristics of director nominees. It assesses nominees’ qualifications for independence as well as other considerations. The Committee’s first priority is to seek the most qualified and experienced candidates possible. A person considered for nomination to the Board must be a person of high integrity and ethics. While the Committee does not have a formal diversity policy, it seeks to ensure that the Board maintains an appropriate mix of experience, characteristics, skills and background to provide the Board and the Company with sound and effective input and guidance. In addition, while the Committee has not adopted a policy with respect to nominations made by shareholders, it will consider nominations that are submitted in accordance with the Company’s Bylaws. For additional information on submitting a nomination for a director, please see “Submitting Shareholder Proposals” later in this Proxy Statement.

3.	Compensation Committee. Pursuant to the Committee charter, all members of this Committee are non-employee directors who meet the “independence” requirements of the NYSE listing standards. The Committee has overall responsibility for evaluation and approval of officer compensation plans, policies and programs. The Committee reviews and approves corporate officers’ salaries; approves, prior to adoption, any officer or management incentive, bonus, stock plans or agreements; and administers such plans as required.

4.	Finance Committee. The Committee advises the Board with respect to corporate financial policies and procedures, dividend policy, specific corporate financing and capital plans and annual operating and capital budgets. It also provides financial advice and counsel to management, reviews and makes recommendations to the Board concerning acquisitions and dispositions, appoints depositories of corporate funds and specifies conditions of deposit and withdrawal and approves corporate investment portfolios and capital expenditure requests by management within the limits established by the Board. In addition, the Committee reviews pension plan performance and approves plan documents.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors. No executive officer of the Company serves on the Board or Compensation Committee of any other company for which any directors of Meredith served as an executive officer at any time during fiscal 2017.

PROPOSAL TWO – APPROVAL OF ADVISORY RESOLUTION
ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Company is seeking an advisory vote from its shareholders with respect to compensation awarded to its NEOs for fiscal 2017. Our executive compensation program is described in detail in the Compensation Discussion and Analysis and the related compensation tables and other narrative disclosures as required by the SEC which can be found in this Proxy Statement beginning on page 12.

Since the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on the Compensation Committee, the Board or the Company. However, the Compensation Committee, which is responsible for approving the overall design and administering the executive compensation program, values the opinions of the shareholders and will take into account the outcome of the vote when making future executive compensation decisions. The Board recommends that you approve the following resolution that will be submitted for a shareholder vote at the Annual Meeting in support of the Company’s executive compensation program:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion which are included in the Proxy Statement for this Annual Meeting.

Vote Required

The affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve, on an advisory basis, the Company’s executive compensation program. Abstentions will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of this item.

PROPOSAL THREE – ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES

The Company is providing shareholders with an opportunity to cast an advisory vote on how frequently the Say-on-Pay vote (as described in Proposal Two, above), should occur. Shareholders will have the opportunity to cast their votes in favor of holding the Say-on-Pay vote every one, two or three years, or to abstain from this vote. The vote by the shareholders on frequency is distinct from the advisory vote on the compensation of our NEOs. This proposal deals solely with the issue of how often a Say-on-Pay proposal should be presented to our shareholders. This proposal is advisory and is not binding on the Company. However, the Compensation Committee and the rest of the Board value the opinions of shareholders and believe that giving our shareholders an opportunity to cast an advisory vote every year on the compensation arrangements of our NEOs is good corporate governance. Most elements of executive compensation are reviewed and determined annually, including base salary, annual cash incentives and equity awards. The Compensation Committee and Board believe that holding annual votes on Say-on-Pay would provide valuable feedback from our shareholders. Although the Board recommends that shareholders vote in favor of holding a Say-on-Pay vote every year, you are not voting to approve or disapprove the Board’s recommendation. The proxy card provides a choice to vote for the Company to hold a Say-on-Pay vote every one, two or three years, or you may abstain from voting on this proposal.

The Board recommends that shareholders vote for the Company offering a Say-on-Pay vote every ONE YEAR. Unless you specify otherwise, the Board intends the accompanying proxy to be voted in accordance with its recommendation.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our CEO, CFO and the three other most highly compensated executive officers, collectively the NEOs, for fiscal 2017. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

The Compensation Committee (referred to in this Section as the “Committee”) reviews and approves the compensation of our officers and acts pursuant to a charter that has been approved by the Board. The Committee also administers various stock and other compensation-related plans provided for the benefit of our officers and other key managers.

Executive Summary

Our compensation program is designed to focus our NEOs on key business objectives and is tied to the financial performance of the Company. Our compensation philosophy and objectives provide the framework within which compensation programs are considered and decisions are made.

Fiscal 2017 Financial Highlights—We continued to aggressively execute our multi-platform growth strategies, delivering record revenue and profit in fiscal 2017. Revenues grew 4% to $1.71 billion. Earnings per share (“EPS”) were $4.16, compared to $0.75 in the prior year. Excluding special items in both years, EPS grew 20% to an all-time high of $4.00.

We delivered strong results across the entire Company. Two aspects of our performance stood out in particular:

●	We delivered record digital performance as total Company digital advertising revenue grew by more than 20%. In our National Media Group, we reached an important milestone as digital advertising growth offset print advertising declines for comparable titles. Our digital business continues to be highly profitable and contributes to Meredith shareholder value.

●	We generated record political advertising revenue of $63 million in our Local Media Group, an increase of nearly 45% over the fiscal 2015 political cycle. Political advertising was particularly strong at our stations in Las Vegas, St. Louis, Phoenix, Kansas City and Atlanta.

Stepping back to look at our fiscal 2017 performance as a whole, we continued to execute a strategic plan that strengthens our connection with consumers, delivers value to our advertising and marketing clients and yields a superior return for our shareholders.

First, we continued to grow our already powerful consumer connection across Meredith’s media platforms:

●	Our television stations ranked No. 1 or No. 2 in morning or late news viewership in 10 of our 12 markets, according to May 2017 Nielsen data.

●	Readership across our magazine portfolio was more than 105 million adults, according to the Spring 2017 GfK Mediamark Research & Intelligence Report.

●	Traffic to our digital sites averaged 86 million monthly unique visitors, according to comScore, representing an 8% increase over the prior year.

●	Our reach to young women stood at more than 70% of U.S. female Millennials.

●	Additionally, Meredith’s database of 125 million individuals now represents 80% of U.S. homeowners. It is a key part of our ability to successfully segment and target consumer audiences with relevant editorial along with messages from our advertising and marketing clients.

Second, we took steps to expand our media portfolio:

●	In our Local Media Group, we acquired the broadcast assets of WPCH in Atlanta from Turner Broadcasting, strengthening our position in one of the nation’s largest television markets. We also added newscasts in several markets, further increasing our competitive position.

●	In our National Media Group, we launched The Magnolia Journal, an extension of Joanna and Chip Gaines’ popular Magnolia brand. It quickly became the strongest-selling newsstand title in Meredith’s recent history and we are currently selling more than 1 million copies of each issue.

Third, we successfully renewed several key revenue-generating agreements:

●	In our Local Media Group, we renewed our CBS affiliation agreements for stations in Atlanta, Phoenix, Kansas City and Flint/Saginaw into fiscal 2021. We also extended our FOX affiliations in Portland, Las Vegas, Greenville, Mobile and Springfield into fiscal 2019.

●	In our National Media Group, we renewed our licensing program with Walmart. This program features more than 3,000 SKUs of Better Homes & Gardens-branded products available at 5,000 Walmart stores and on Walmart.com. In addition, we launched new licensing programs based on other Meredith brands, including a well-received line of EatingWell-branded frozen entrées and a line of SHAPE-branded fitness apparel.

Finally, we continued to execute our Total Shareholder Return strategy:

●	Our strategy is anchored by the consistent and strong cash flows generated by our portfolio of media assets. Cash flow from operations was $219 million in fiscal 2017. We grew our dividend by 5% to $2.08 per share on an annualized basis, the 24th consecutive year of dividend growth. We have grown our dividend at an average annual rate of 6% since launching our Total Shareholder Return strategy with a 50% increase in fiscal 2012. Fiscal 2017 Total Shareholder Return was 18%.

The Committee evaluated our Company’s fiscal 2017 financial results and the financial and non-financial strategic objectives of each NEO in assessing overall performance results for purposes of our short-term incentive plan. Results on our corporate financial metrics exceeded the target level of performance for the EPS and operating cash flow performance metrics and was 94.5% of target performance on the revenue performance metric. Similarly, our Local Media and National Media Groups each exceeded the target performance for the operating earnings and cash flow performance metrics and was 97.1% and 92.9% of target performance, respectively, on the revenue performance metric.

Say-on-Pay Vote

In 2016, we provided shareholders the opportunity to cast an advisory Say-on-Pay vote on our compensation programs and the compensation awarded to our NEOs. Seventy-two percent (72%) of the votes cast supported the Say-on-Pay proposal. The percentage represents a decrease from prior fiscal year’s Say-on-Pay affirmative vote of 77%. The Committee will continue to consider the results of the shareholder advisory vote when evaluating and establishing executive compensation programs and compensation levels of our NEOs for fiscal 2018.

Compensation Philosophy and Objectives

Our executive compensation philosophy has the following objectives:

1.	To align the interests of the NEOs with those of shareholders through performance-based compensation, which links both short and long-term compensation to business results;

2.	To provide compensation opportunities that are competitive in the marketplace in which we conduct our businesses, in order to attract, retain and motivate top caliber executives;

3.	To provide the opportunity to earn greater levels of compensation if superior operating performance and shareholder returns are achieved;

4.	To design incentives that balance the need to meet and exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns; and

5.	To provide clear and measurable objectives for executive performance.

We strive to link executive compensation to the performance of the Company. For example, our short-term incentive program delivers incentives on the basis of performance over a one-year period and is tied directly to operating performance. Similarly, the long-term incentive program may include grants of stock options, restricted stock, performance-based restricted stock, RSUs, performance-based RSUs and cash under a long-term incentive plan (“Cash LTIP”), which are tied to specific performance goals. At the beginning of each fiscal year, the Committee identifies performance metrics; establishes thresholds, targets and maximums; and determines weightings for each of the corporate, business unit and individual goals for the short and long-term incentive plans.

Our compensation program for NEOs is designed so that a significant portion of their total compensation will be delivered in the form of variable annual cash incentives and long-term incentives subject to Company, business unit and individual performance. In setting each compensation element, the Committee evaluates both the external market data provided by its compensation consultant and internal pay equity considerations.

The Company attempts to create a compensation program for its NEOs that delivers total compensation between the median and 75th percentile of companies in its Compensation Peer Group (“Peer Group”) as warranted by underlying financial performance. As of August 2016, the Peer Group included iHeart Media, Inc.; Emmis Communications Corporation; Lee Enterprises, Inc.; Media General, Inc.; The E. W. Scripps Company; Scripps Networks Interactive; Sinclair Broadcast Group, Inc.; Graham Holdings Company; TEGNA Inc.; Time Inc.; and Tribune Media Company. The Committee considers several factors before including companies in the Peer Group. Those factors include companies with similar product lines, similar business strategies, comparable revenues and comparable market capitalization. Due to the dynamics of the competitive marketplace, with companies being acquired, product lines divested and growth occurring through acquisitions, the Committee regularly reviews the Peer Group and makes changes to account for these events. Gannett Co. split into two companies, TEGNA Inc. and Gannett Co., and only TEGNA Inc. is included in the Peer Group for fiscal 2017. Martha Stewart Living Omnimedia, Inc. was removed from the Peer Group subsequent to being acquired by Sequential Brands Group.

In addition to publicly-filed Peer Group information, the Committee reviewed compensation survey data prepared by Willis Towers Watson, the Committee’s outside compensation consultant. In the report, Willis Towers Watson provided data on base salary, annual non-equity incentives (bonuses), long-term incentives and total direct compensation (the sum of base salary, annual non-equity incentives and long-term incentives) for executives in comparable positions at other publicly traded companies. As part of the published survey analysis, Willis Towers Watson utilized the 2016 Executive Compensation Database and CSR General Industry Compensation Survey, and the 2016 Mercer Executive Benchmark Database. These surveys included industry-specific data and data from organizations similar in revenue size to Meredith.

The Elements of Our Compensation Program

This section describes the elements of our compensation program for our NEOs, together with a discussion of various matters relating to those items, including a rationale for the Company’s decision to include the items in the compensation program.

1.	Cash Compensation. Salary is included in our NEO compensation package because the Committee believes it is appropriate that a portion of the compensation provided to NEOs be in a form that is fixed and appropriate for the skills and experience required for the position. Performance-based cash incentives are included in the package because they permit the Committee to motivate our NEOs to pursue particular objectives the Committee believes are consistent with the overall goals and strategic direction the Board has set for the Company. The components comprising the cash portion of total compensation are described further below.

A.	Base Salary. Base salary for NEOs is generally determined by the Committee at its meeting in August (which is reflected in the Summary Compensation Table on page 22). Changes in base salary on a year-over-year basis are dependent on the Committee’s assessment of Company, business unit and individual performance. The Committee sets NEO salaries at the level it deems appropriate, unless a minimum salary has been specified in an employment agreement. In evaluating salaries, the Committee is mindful of its overall goal to keep target cash compensation for executive officers between the median and the 75th percentile of cash compensation paid by companies in our Peer Group. Cash compensation provided in the form of salary is less than the total amount provided under our short-term and long-term incentive programs, each of which is described below. This weighting reflects the Committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to Company, business unit and individual performance goals.

B.	Short-Term Incentive Programs. The CEO and other executive officers are awarded annual non-equity incentives (the “Annual Incentives”) to attain established financial and overall performance targets. In establishing the Annual Incentive target awards and goals, the Committee considers several factors including:

●	Financial and business-related goals which are key to the Company’s success;

●	Positioning the Company for continued strategic growth including the expansion of our digital platform;

●	The desire to ensure, as described above, that a substantial portion of total compensation is performance-based;

●	The relative importance of the short-term and long-term performance goals;

●	The qualitative objectives set for NEOs;

●	The advice of the independent compensation consultant regarding compensation practices at other companies in the Peer Group;

●	The target amounts set and actual incentives paid in recent years; and

●	The results of the annual shareholder advisory vote on executive compensation programs.

For fiscal 2017, the Committee increased the incentive target payout for Mr. Lacy, Chairman and CEO from 115% to 125% of base salary based on external competitive market data and internal pay equity considerations. The Committee also increased the incentive target for Mr. Harty, President and COO from 85% to 90% of base salary due to his promotion from President - National Media Group to President and COO.

In 2017, consistent with prior years, 80% of the Annual Incentive target for each NEO was based on specific financial targets. The remaining 20% related to predetermined measurable and qualitative strategic organizational objectives. The 2017 performance objectives for the NEOs generally included the following, depending upon each officer’s role in the Company:

●	Financial Objectives. Financial objectives include EPS; operating cash flow; revenue; earnings before interest, taxes, depreciation and amortization (“EBITDA”) from acquisition activity; other cost-saving initiatives; and certain group financial measures;

●	Board or CEO Evaluation of Individual Performance. Each NEO has individual non-financial objectives as a component of the Short-Term Incentive Program. In determining the NEO’s performance for these objectives, the Committee considers several factors including the following:

○	The impact the NEO had on developing and executing the Company’s business strategy and maximizing market share;

○	Management of the business unit’s operating performance and expenses for the fiscal year;

○	Execution against the Company’s strategic planning initiatives; and

○	Integration of acquisitions or technologies to enhance operating results.

Management, including the NEOs, develops preliminary recommendations based upon the business plan for performance goals and specific financial targets. The Committee reviews management’s preliminary recommendations and establishes final goals. The Committee strives to ensure that the incentive awards are consistent with the strategic goals set by the Board, that the goals are sufficiently ambitious to provide meaningful incentives and that amounts paid, assuming target levels of performance are attained, will be consistent with the overall NEO compensation philosophy established by the Committee.

Each NEO’s specific objectives are weighted according to the extent to which the executive is responsible for delivering results on those objectives. The weightings assigned to the objectives for each NEO for fiscal 2017 are shown in the following table.

Weightings Assigned in Fiscal 2017 to Each Performance Objective for the NEOs

Objective	Lacy	Harty	Ceryanec	Karpowicz	Zieser
EPS	35%	35%	35%	20%	25%
Operating Cash Flow	25%	25%	15%	5%	15%
Company Revenue	20%	20%	20%	—	20%
Group Operating Profit	—	—	—	25%	—
Group Operating Cash Flow	—	—	—	10%	—
Group Operating Revenue	—	—	—	20%	—
Development Contribution - EBITDA	—	—	10%	—	20%
Individual Strategic Objectives	20%	20%	20%	20%	20%

Each NEO had 20% of his Annual Incentive tied to specific individual strategic performance objectives in the general categories of strategy development and execution, corporate and people development, operating initiatives and succession planning.

The Annual Incentive payout for the NEOs ranges from 35% of target if the threshold levels of performance are achieved, up to 312.5% of target for achieving or exceeding the maximum performance level. The payouts are linear between threshold and target and between target and maximum.

At the beginning of fiscal 2017, the Committee approved the financial and qualitative metrics and goals. Throughout the year at its quarterly meetings, the Committee reviews Company and business unit financial performance results and the progress of the NEOs toward meeting the quantitative goals established for the fiscal year. At its August 2017 meeting, the Committee reviewed and approved the fiscal 2017 performance results and incentive awards for each NEO. The results for fiscal 2017 were:

	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
EPS(1)	3.40	3.78	4.16	4.00
Corporate Group
Operating Cash Flow(2)	153,000,000	170,000,000	187,000,000	193,043,000
Company Revenue(3)	1,629,424,800	1,715,184,000	1,800,943,200	1,705,689,000
Development Contribution - EBITDA(4)	9,000,000	10,000,000	11,500,000	28,313,464
National Media Group
Operating Profit(3)	126,000,000	140,000,000	154,000,000	142,318,000
Cash Flow(2)	90,000,000	100,000,000	110,000,000	117,513,000
Revenue(3)	1,031,480,550	1,085,769,000	1,140,057,450	1,078,103,000
Local Media Group
Operating Profit(3)	192,150,000	213,500,000	234,850,000	217,433,000
Cash Flow(2)	198,000,000	220,000,000	242,000,000	236,319,000
Revenue(3)	597,944,250	629,415,000	660,885,750	627,585,000

(1) EPS is measured on a non-GAAP basis and excludes special charges recorded during the fiscal year. Non-GAAP amounts are not in accordance with GAAP (accounting principles generally accepted in the United States of America).

(2) Cash flow results are measured on a non-GAAP basis and primarily exclude capital expenditures.

(3) Revenue and operating profit results are measured on a non-GAAP basis and exclude the effect of acquisitions.

(4) Development Contribution-EBITDA includes acquisitions and/or new agreements that results in actual incremental EBITDA for current fiscal year and forecast results for next fiscal year.

For fiscal 2017, based on financial and operational results, the Committee approved the Annual Incentive awards for the NEOs shown in the following table:

	Target Award		Actual Award
NEO	($)	% of Salary	($)	% of Target
Stephen M. Lacy	1,250,000	125	2,272,345	182
Thomas H. Harty	720,000	90	1,254,870	174
Joseph H. Ceryanec	455,000	70	872,633	192
Paul A. Karpowicz	637,500	85	1,019,901	160
John S. Zieser	479,500	70	871,987	182

The above award amounts include the results of the established strategic performance objectives for each NEO, which ranged from 138% to 225% of target.

2.	Long-Term Incentive Compensation. The Committee strives to link executive compensation to performance by basing a substantial portion of compensation on long-term incentive awards. For fiscal 2017, the Committee approved awards under the Meredith Corporation 2014 Stock Incentive Plan (the “2014 Plan”) in the form of stock options, time-based RSUs and a multi-year performance-based cash plan.

The Committee determines the appropriate balance between cash and equity compensation each year. In making that assessment, the Committee considers factors such as the relative merits of cash and each form of equity award as a device for retaining and incentivizing NEOs and the practices, as reported by the Committee’s compensation consultant, of similar companies (including peers).

A.	Stock Options. Stock options vest on the third anniversary of the grant date and have a ten-year term. All options are granted with an exercise price equal to the closing price of Company common stock on the date of grant. Option repricing is expressly prohibited by the terms of the 2014 Plan.

B.	Restricted Stock Units. RSUs vest on either the third or fifth anniversary (depending on the grant) of the grant date as determined by the Committee. Participants receive cash dividend equivalents. Time-based RSUs normally are granted in August and require three years of continuous employment in order for the award to vest.

For more details on stock options and RSUs, see “Grants of Plan-Based Awards” on page 24 of this Proxy Statement.

C.	Cash LTIP. A three-year performance-based Cash LTIP is established by the Committee to further align the compensation structure for our NEOs with the goals and strategies of the organization. Cash LTIP awards are granted annually and each three-year performance period runs concurrently and requires a certain level of Company performance and continued employment in order for the award to vest.

Payouts under the Cash LTIP are linear between each performance segment shown below.

For the fiscal 2015-2017 Cash LTIP, awards were earned based on achieving cumulative cash flow results over the three-year performance period. The three-year cumulative cash flow result was $556,855,000 which is 136% of the target level performance. The following table includes the performance ranges and payouts for the NEOs based on actual results, as approved by the Committee:

FY2015-2017	Threshold	Target	150% of Target	Maximum	Actual Award
Cumulative Cash Flow(1)	$481,500,000	$535,000,000	$565,000,000	$588,500,000	$556,855,000
Payout %	50%	100%	150%	200%	136%
Stephen M. Lacy	$550,000	$1,100,000	$1,650,000	$2,200,000	$1,500,675
Thomas H. Harty(2)	$233,334	$466,667	$700,001	$933,334	$636,650
Joseph H. Ceryanec	$150,000	$300,000	$450,000	$600,000	$409,275
Paul A. Karpowicz	$175,000	$350,000	$525,000	$700,000	$477,488
John S. Zieser	$162,500	$325,000	$487,500	$650,000	$443,381

(1) Cumulative cash flow on a non-GAAP basis. The primary difference is that cash flow for Cash LTIP is primarily reduced by capital expenditures.

(2) Mr. Harty’s target payout was adjusted to reflect his promotion to President and COO.

For the fiscal 2016-2018 Cash LTIP, the Committee established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements.

The table below outlines the Cash LTIP ranges of performance and the amounts NEOs may earn:

FY2016-2018	Threshold	Target	150% of Target	Maximum
Cumulative Cash Flow(1)	$463,500,000	$515,000,000	$540,800,000	$566,500,000
Payout %	50%	100%	150%	200%
Stephen M. Lacy	$550,000	$1,100,000	$1,650,000	$2,200,000
Thomas H. Harty(2)	$266,667	$533,334	$800,001	$1,066,668
Joseph H. Ceryanec	$150,000	$300,000	$450,000	$600,000
Paul A. Karpowicz	$200,000	$400,000	$600,000	$800,000
John S. Zieser	$162,500	$325,000	$487,500	$650,000

(1) Cumulative cash flow on a non-GAAP basis. The primary difference is that cash flow for Cash LTIP is primarily reduced by capital expenditures.

(2) Mr. Harty’s target payout was adjusted to reflect his promotion to President and COO.

If the threshold level of cumulative cash flow performance is not achieved, no payout is earned under the plan.

On an annual basis the Committee establishes the three-year cumulative cash flow performance target based on Meredith’s most current three-year planning process. During this planning process, Meredith estimates its upcoming three-year cumulative cash flow based on its current assessment of future industry and company specific factors.

For the fiscal 2017-2019 Cash LTIP, the Committee again established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements.

The table below outlines the Cash LTIP ranges of performance and the amounts NEOs may earn:

FY2017-2019	Threshold	Target	150% of Target	Maximum
Cumulative Cash Flow(1)	$465,000,000	$515,000,000	$545,000,000	$565,000,000
Payout %	50%	100%	150%	200%
Stephen M. Lacy	$587,500	$1,175,000	$1,762,500	$2,350,000
Thomas H. Harty	$300,000	$600,000	$900,000	$1,200,000
Joseph H. Ceryanec	$162,500	$325,000	$487,500	$650,000
Paul A. Karpowicz	$200,000	$400,000	$600,000	$800,000
John S. Zieser	$162,500	$325,000	$487,500	$650,000

(1) Cumulative cash flow on a non-GAAP basis. The primary difference is that cash flow for Cash LTIP is primarily reduced by capital expenditures.

If the threshold level of cumulative cash flow performance is not achieved, no payout is earned under the plan.

The Committee believes that its current program for NEO compensation, in the form of cash versus equity, provides significant alignment with shareholders while also permitting the Committee to incent the NEOs to pursue specific short-term and long-term performance goals. In general, long-term incentive compensation ranges from 40% to 60% of the NEOs’ total target compensation, excluding retirement and other compensation.

3.	Executive Stock Ownership Program. To further align executives’ interests with shareholders, NEOs are encouraged to own Meredith stock. The Committee has established an Executive Stock Ownership Program to assist executives in achieving their ownership targets. The Committee has established target levels for individual stock holdings for the participants in the program. Eligible shares for a NEO’s required ownership target include shares held in the 401(k) Plan, ESPP, restricted stock and RSUs, shares retained upon option exercises or lapsing of restrictions on restricted stock or RSUs that have vested and shares acquired through open market share purchases. NEOs must attain the ownership requirements within a five-year period. Each participant is awarded RSUs equal to 20% of personal acquisitions of Meredith stock through share purchases and/or shares retained upon option exercises or lapsing of restrictions on restricted stock or RSUs that have vested since the last day of the prior calendar year. The award shares/units are capped at 20% of the NEO’s target ownership level. The incremental stock acquisitions must be held for a period of five years in order for the restrictions to lapse or award to vest. The Committee believes this program provides further incentives to the participants to focus on long-term Company performance and shareholder value. In fiscal 2017, the Committee increased the ownership target for Mr. Harty, President and COO from 50,000 to 85,000 shares due to his promotion from President - National Media Group to President and COO.

The following table reflects each NEO’s ownership requirements and whether those stock ownership requirements have been attained:

Participant	Target Ownership (Shares)	Status
Stephen M. Lacy	120,000	Met
Thomas H. Harty*	85,000	In Progress
Joseph H. Ceryanec	50,000	Met
Paul A. Karpowicz	50,000	Met
John S. Zieser	50,000	Met
*	Prior to his promotion, Mr. Harty met his required target ownership level of 50,000 shares and has five years to achieve his new target ownership level.

On January 28, 2017, the following participants received matching RSUs pursuant to the Executive Stock Ownership Program:

Participant	Eligible Shares	RSUs Granted
Stephen M. Lacy	2,569	514
Thomas H. Harty	4,951	990
Joseph H. Ceryanec*	2,953	—
Paul A. Karpowicz*	5,126	—
John S. Zieser*	2,695	—
*	Messrs. Ceryanec, Karpowicz and Zieser previously received all restricted stock grants available under the program.

4.	Perquisites. The NEOs receive various perquisites provided by or paid for by the Company. These perquisites include financial planning services, memberships in social and professional clubs, matching contributions to the 401(k) plan, car allowances and premiums for life and disability insurance.

The Company provides perquisites to attract and retain executives in a competitive market. These perquisites also allow our NEOs to be effective in conducting day-to-day business by creating and maintaining important business relationships.

The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing compensation programs for NEOs that align with the interests of our shareholders.

5.	Deferred Compensation. The Deferred Compensation Plan (“DCP”) allows certain employees, including the NEOs, to defer receipt of salary and/or incentive payments. The DCP has investment alternatives that are comparable to the funds offered in the Company’s 401(k) plan. Additionally, participants can elect to defer their compensation as SEUs. SEUs are not voted in shareholder meetings and dividends are reinvested. The Company does not provide DCP matching contributions to the individual accounts of our NEOs.

Participants may defer up to 100% of base salary over $270,000 and 90% of incentive payments, provided total annual compensation exceeds $270,000 after deferrals. The deferred amounts are credited to accounts established for participants. Each participant is fully vested in the portions attributed to his or her deferral of salary and bonus. Participants have an unsecured contractual commitment for the Company to pay the amounts due under the DCP.

At the time a participant makes a deferral election, he or she must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or annual installments. Participants can schedule distributions to be paid while employed or upon separation from service, subject to any required waiting period.

When awards of restricted stock and RSUs are earned and vested, we also provide the opportunity to defer as SEUs, subject to Internal Revenue Service (“IRS”) regulations.

This benefit is provided because the Company wishes to permit employees to defer their obligation to pay taxes on certain elements of compensation they are entitled to receive. The DCP permits them to do this while also receiving investment gains/losses on deferred amounts. The provision of this benefit is important as a retention and recruitment tool because many, if not all, of the companies with which the Company competes for executive talent provide a similar plan to their senior employees.

Compensation Consultant

Under its Charter, the Committee may engage the services of outside advisors, experts and others to assist the Committee. In accordance with this authority, the Committee has retained an independent executive compensation consultant, Willis Towers Watson, to advise the Committee on all matters related to executive compensation. The consultant attended four Committee meetings in fiscal 2017. Willis Towers Watson reports directly to the Committee for executive compensation services and the Committee may terminate Willis Towers Watson with respect to such services. Services performed by Willis Towers Watson for executive compensation consulting were under the direction and approval of the Committee. In fiscal 2017, Willis Towers Watson was paid $84,231 for executive compensation consulting services and $173,380 for actuarial services, for a total of $257,611.

The Committee has assessed Willis Towers Watson’s independence using the SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In assessing Willis Towers Watson’s independence, the Committee took into account the following factors:

●	Policies and procedures Willis Towers Watson has in place to prevent conflicts of interest;

●	Any business or personal relationships between Willis Towers Watson or the members of Willis Towers Watson performing consulting services for the Committee and members of the Committee;

●	Any business or personal relationships between Willis Towers Watson or members of Willis Towers Watson performing consulting services for the Committee and any executive officer;

●	Any company stock owned by members of Willis Towers Watson performing consulting services for the Committee;

●	Other services provided by Willis Towers Watson to Meredith; and

●	Fees paid to Willis Towers Watson as a percent of the firm’s revenue.

Based on the above factors, the Committee believes the engagement of Willis Towers Watson did not raise any conflicts of interest.

Treatment of Special Items

In determining performance goals and evaluating performance results, the Committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business to the extent permitted by governing law. The Committee believes that the metrics for incentive compensation plans should be specific and objective, yet recognizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in applicable accounting rules pursuant to GAAP, changes in tax laws or applicable tax rates, acquisitions and divestitures and special investments or expenditures in the Company’s operations. The Committee did not exercise such discretion in adjusting management’s awards for fiscal 2017.

Tax Deductibility of Compensation - Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to the CEO and any of the next three most highly compensated executive officers (other than the CFO). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. Annual and long-term non-equity incentive compensation, performance-based restricted stock/units and stock option awards generally are designed to qualify as performance-based compensation meeting those requirements and, as such, are intended to be deductible. However, the Tax Code rules are complex and no particular result can be guaranteed. Furthermore, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee reserves the right to provide compensation to the NEOs that may not be deductible.

Practices Regarding the Grant of Options

The Committee has generally followed a practice of making option grants to its executive officers at its regular quarterly meeting in August. The August meeting date historically has occurred within four weeks after the issuance of the release reporting earnings for the previous fiscal year. The Committee believes it is appropriate that annual awards be made at a time when material information regarding performance for the preceding year has been disclosed. Grants may be made at other times during the year in connection with promotions or as a tool to attract talent. We do not have any program, plan or practice to time annual option grants to our executives, directors or other employees in coordination with the release of material non-public information.

All option awards made to our non-employee directors, NEOs and other employees in fiscal 2017 were made in accordance with the 2014 Plan. All options are granted with an exercise price equal to at least the fair market value of our common stock on the date of grant. Fair market value has been defined by the Committee to be the closing market price of our common stock on the date of grant.

Post-Termination Compensation

1.	Severance Agreements. We have entered into a severance agreement with each of the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated “Without Cause” or leaving employment for “Good Reason,” as these terms are defined in the severance agreement. Additional information regarding the severance agreement, including a definition of key terms and quantification of benefits that would have been received by our NEOs had termination occurred on June 30, 2017, is found under the heading, “Payment Obligations upon Termination Due to Change in Control” on page 34 of this Proxy Statement.

The Committee believes that these severance agreements are an important part of overall compensation for our NEOs and that these agreements help secure the continued employment and dedication of our NEOs, notwithstanding any concern they might have regarding their own continued employment prior to or following a change in control. The Committee also believes that these agreements are important as a recruitment and retention device, given the competitive market for executive talent.

2.	Employment Agreements. We have entered into employee agreements with all of the NEOs. Refer to “Potential Payments upon Termination” for further details.

3.	Employees’ Retirement Income Plan, Replacement Benefit Plan and Supplemental Benefit Plan. We maintain separate qualified defined benefit plans for union and non-union employees, as well as two nonqualified supplemental pension plans covering certain non-union employees. The NEOs are covered under the non-union plan (Employees’ Retirement Income Plan), the Replacement Benefit Plan and the Supplemental Benefit Plan. The amount of annual earnings that may be considered in calculating benefits under the Employees’ Retirement Income Plan is limited by law. For 2017, the annual limitation is $270,000. The Replacement Benefit Plan is an unfunded plan that provides an amount substantially equal to the difference between the amount that would have been payable under the Employees’ Retirement Income Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Employees’ Retirement Income Plan.

The Supplemental Benefit Plan is an unfunded nonqualified plan. The purpose of the Supplemental Benefit Plan is to provide for NEOs the excess, if any, of the benefits they would have become entitled to under our prior defined benefit plan if it had continued in effect after August 31, 1989.

The Committee believes that the Employees’ Retirement Income Plan, Replacement Benefit Plan and Supplemental Benefit Plan serve a critically important role in the retention of senior executives, as benefits thereunder increase each year that these executives remain with the Company. The plans thereby encourage our most senior executives to continue their work on behalf of the Company and our shareholders.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Meredith Corporation, have reviewed and discussed the Compensation Discussion and Analysis set forth above with management of the Company and, based upon such review and discussion, have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, in the Company’s Annual Report on Form 10 K for the year ended June 30, 2017.

COMPENSATION COMMITTEE
Frederick B. Henry, Chairman
D. Mell Meredith Frazier
Philip A. Marineau
Elizabeth E. Tallett

NAMED EXECUTIVE OFFICER COMPENSATION

During fiscal 2017, Messrs. Lacy, Harty, Ceryanec, Karpowicz and Zieser were employed pursuant to agreements with the Company. A more complete description of those agreements begins on page 28 of this Proxy Statement. The salary for each of the NEOs is set according to the terms of such employment agreement or at the discretion of the Compensation Committee.

Each NEO is entitled to participate in all employee benefit plans maintained by the Company, including the 2014 Plan. In addition, customary perquisites are provided to each of the NEOs.

Many elements affect the change in the pension value from year to year, including age, years of service, pay increase, annuity conversion rate change and/or discount rate change. Specifically, the change in the assumed annuity conversion rate may produce unexpected changes from year to year.

Summary Compensation Table for Fiscal 2017

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen M. Lacy,	2017	1,038,462		1,274,812	718,833	3,773,020	3,108,288	205,018	10,118,433
Chairman and CEO	2016	1,000,000		1,111,660	697,909	3,311,624	2,337,935	182,561	8,641,689
	2015	993,270		982,917	744,094	2,674,527	1,743,530	154,084	7,292,422

Thomas H. Harty,	2017	824,616		589,984	310,085	1,891,520	859,808	636,682	5,112,695
President and COO	2016	760,000		519,339	246,952	1,355,406	1,130,857	108,766	4,121,320
	2015	750,577		461,580	263,295	1,043,574	445,422	114,975	3,079,423

Joseph H. Ceryanec,	2017	615,385		359,720	187,930	1,281,908	524,609	110,581	3,080,133
CFO	2016	590,000		462,759	193,267	1,136,677	666,889	104,759	3,154,351
	2015	581,923		386,678	206,057	953,624	247,694	78,667	2,454,643

Paul A. Karpowicz,	2017	763,462		441,715	234,913	1,497,389	1,209,558	128,731	4,275,768
President- Local Media	2016	725,000		597,012	246,952	1,512,512	1,111,560	102,596	4,295,632
Group	2015	719,616		333,537	228,952	1,051,694	818,583	88,259	3,240,641

John S. Zieser,	2017	699,039		359,720	187,930	1,315,368	817,415	102,265	3,481,737
Chief Development	2016	665,000		462,759	193,267	1,195,401	1,324,551	101,621	3,942,599
Officer, General Counsel	2015	659,616		310,692	206,057	1,026,128	549,186	73,908	2,825,587

(1)	Stock awards are reported at the aggregate grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation -Stock Compensation (“Topic 718”). Assumptions used in the calculation of these amounts are included

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in Note 11 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10 K for the year ended June 30, 2017 (“Form 10 K”).

(2)	Option awards in this column are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the Company’s audited financial statements included in the Form 10 K.

(3)	Included in this column for each NEO are the awards earned for each three-year performance period of the Cash LTIP and each earned Annual Incentive. The Cash LTIP awards vest on the last day of the three-year performance period and are paid out after the Compensation Committee certifies the results of the three-year performance period. The Annual Incentive awards are paid out after the Compensation Committee certifies the results of the fiscal year period. The awards earned under the fiscal 2015-2017 Cash LTIP are as follows: Lacy-$1,500,675, Harty-$636,650, Ceryanec-$409,275, Karpowicz-$477,488 and Zieser-$443,381. The awards earned under the fiscal 2014-2016 Cash LTIP are as follows: Lacy-$1,188,092, Harty-$432,033, Ceryanec-$324,025, Karpowicz-$378,029 and Zieser-$351,027. The awards earned under the fiscal 2013-2015 Cash LTIP are as follows: Lacy-$889,163, Harty-$296,388, Ceryanec-$260,821, Karpowicz-$296,388 and Zieser-$284,532. The Annual Incentive payouts for fiscal 2017 are as follows: Lacy-$2,272,345, Harty-$1,254,870, Ceryanec-$872,633, Karpowicz-$1,019,901 and Zieser-$871,987. The Annual Incentive payouts for fiscal 2016 are as follows: Lacy-$2,123,532, Harty-$923,373, Ceryanec-$812,652, Karpowicz-$1,134,483 and Zieser-$844,374. The Annual Incentive payouts for fiscal 2015 are as follows: Lacy-$1,785,364, Harty-$747,186, Ceryanec-$692,803, Karpowicz-$755,306 and Zieser-$741,596.

(4)	The amounts for 2017 shown in this column represent the change in pension value measured from June 30, 2016 to June 30, 2017. The following assumptions were used to calculate the prior year’s present values: Measurement date – June 30, 2016; discount rate – Employees’ Retirement Income Plan, 2.90%; Replacement Benefit Plan, 2.60%; Supplemental Benefit Plan, 3.40%; interest crediting rate – Employees’ Retirement Income Plan, 2.15%; Replacement Benefit Plan, 2.00%; Supplemental Benefit Plan, 2.65%; annuity conversion rate – 3.90% (unless specified by employment agreement); annuity conversion mortality – 2016 IRS Prescribed 417(e)(3) Unisex; retirement age – 65; compensation and benefit limits – 2016 levels; salary increases – none; and pre-retirement decrements – none. The increases in pension value shown in the table are due to increases in final average earnings, continued service accruals and reduced discounting (due to aging). These factors are partially offset by increases in discount rates.

(5)	Amounts in this column for fiscal 2017 include for all NEOs: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $11,375 for each NEO. Column for fiscal 2017 includes dividends on restricted stock awards and RSUs which are not included in the grant date fair value as follows: Lacy-$148,877, Harty-$84,031, Ceryanec-$67,720, Karpowicz-$67,401 and Zieser-$51,693. Mr. Harty also includes relocation expenses of $519,729 paid by the Company in fiscal 2017 and Mr. Karpowicz includes split dollar life insurance premiums of $20,755 paid by the Company in fiscal 2017.

Amounts in this column for fiscal 2016 include for all NEOs: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, annual auto allowance of $11,050 less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $10,600 for each NEO. Column for fiscal 2016 includes dividends on restricted stock awards and RSUs which are not included in the grant date fair value as follows: Lacy-$134,151, Harty-$77,023, Ceryanec-$64,323, Karpowicz-$66,067 and Zieser-$54,924.

Amounts in this column for fiscal 2015 include for all NEOs: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, annual auto allowance of $11,050 less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $10,600 for each NEO. Column for fiscal 2015 includes dividends on restricted stock awards and RSUs which are not included in the grant date fair value as follows: Lacy-$111,431, Harty-$80,968, Ceryanec-$46,210, Karpowicz-$45,659 and Zieser-$43,770.

Awards

The Grants of Plan-Based Awards table provides additional detail about the equity and non-equity awards shown in the Summary Compensation Table. The Compensation Committee granted awards during fiscal 2017 as shown in the following table to each of the NEOs pursuant to the 2014 Plan. RSUs were awarded by the Compensation Committee on August 9, 2016. Each RSU will vest in its entirety on the third anniversary of the grant date. The Committee also granted options on August 9, 2016 to each NEO. Each option granted will become exercisable in its entirety on the third anniversary of the grant date. The January 28, 2017 awards of RSUs were made pursuant to the 2014 Plan, subject to the Executive Stock Ownership Program which is described in detail beginning on page 18 of this Proxy Statement. For additional information on equity awards, please see “The Elements of Our Compensation Program” under Compensation Discussion and Analysis.

At the beginning of fiscal 2017, the Compensation Committee established performance-based non-equity incentive awards for each of the NEOs. The incentives earned by the NEOs are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

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Grants of Plan-Based Awards for Fiscal 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units(2)(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise Price of Option Awards ($/Sh.)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Lacy	8/9/2016	625,000	1,250,000	3,125,000
	8/9/2016	587,500	1,175,000	2,350,000
	8/9/2016					76,500	52.90	718,833
	8/9/2016				23,500			1,243,150
	1/28/2017				514			31,662
Harty	8/9/2016	360,000	720,000	1,800,000
	8/9/2016	300,000	600,000	1,200,000
	8/9/2016					33,000	52.90	310,085
	8/9/2016				10,000			529,000
	1/28/2017				990			60,984
Ceryanec	8/9/2016	227,500	455,000	1,137,500
	8/9/2016	162,500	325,000	650,000
	8/9/2016					20,000	52.90	187,930
	8/9/2016				6,800			359,720
Karpowicz	8/9/2016	318,750	637,500	1,593,750
	8/9/2016	200,000	400,000	800,000
	8/9/2016					25,000	52.90	234,913
	8/9/2016				8,350			441,715
Zieser	8/9/2016	239,750	479,500	1,198,750
	8/9/2016	162,500	325,000	650,000
	8/9/2016					20,000	52.90	187,930
	8/9/2016				6,800			359,720

(1)	The threshold, target and maximum annual non-equity incentive awards that could be earned during the year ended June 30, 2017 are shown on the first line next to each NEO’s name. The actual amounts of the awards were determined by the Compensation Committee based on the level achieved with respect to each NEO’s individual incentive plan and are reported in the Summary Compensation Table. Individual incentive plans may include EPS, operating cash flow, revenue or other measurements. The threshold, target and maximum 2017-2019 Cash LTIP awards that could be earned by each NEO, if certain performance levels are achieved over a three-year performance period (July 1, 2016 to June 30, 2019), are listed on the second line. The awards do not vest until June 30, 2019 and are subject to continued employment. If threshold performance levels are not achieved the awards will be canceled.

(2)	The August 9, 2016 grants of RSUs shown in this column will vest in full on the third anniversary of the grant date. Dividend equivalents at the normal rate are paid on RSUs.

(3)	The January 28, 2017 grants of RSUs for Messrs. Lacy and Harty were awarded under the Executive Stock Ownership Plan which is designed to encourage increased Company stock holdings by executives. Target levels of individual stock holdings are established by the Committee for participants in the program. Each participant receives an annual award of RSUs equal to 20% of his or her personal acquisition of Company stock. The incremental stock holdings must be maintained for a period of five years in order for the units to vest. The units awarded are subject to forfeiture prior to vesting which occurs on the fifth anniversary of the date of grant. Dividend equivalents at the normal rate are paid on RSUs.

(4)	Options listed in this column will vest in full on the third anniversary of the grant date and will expire on the tenth anniversary of the grant date.
(5)	The exercise price equals the closing price of the Company’s common stock on the NYSE on the date of grant.

(6)	The value of RSUs is based on the fair market value of the Company’s common stock on the date of grant. The estimated value of options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 11 to the Company’s audited financial statements included in the Form 10 K.

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Outstanding Equity Awards at Fiscal Year-End 2017

The following table discloses outstanding equity awards as of June 30, 2017, for each NEO.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options – Exercisable (1)	Number of Securities Underlying Unexercised Options – Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Lacy	8/12/2014		65,000	45.69	8/12/2024
	8/11/2015		65,000	44.72	8/11/2025
	8/9/2016		76,500	52.90	8/9/2026
	2/2/2013					4,161		247,372
	1/31/2014					443		26,336
	8/12/2014					21,000	*	1,248,450
	1/31/2015					450		26,753
	8/11/2015					21,000	*	1,248,450
	1/30/2016					554		32,935
	8/9/2016					23,500	*	1,397,075
	1/28/2017					514		30,557

Harty	8/10/2010	30,000		32.85	8/10/2020
	8/9/2011	40,000		25.58	8/9/2021
	8/7/2012	45,000		34.85	8/7/2022
	8/13/2013	23,000		47.92	8/13/2023
	8/12/2014		23,000	45.69	8/12/2024
	8/11/2015		23,000	44.72	8/11/2025
	8/9/2016		33,000	52.90	8/9/2026
	8/7/2012					6,000		356,700
	2/2/2013					1,446		85,965
	1/31/2014					1,148		68,249
	8/12/2014					8,350	*	496,408
	1/31/2015					1,538		91,434
	8/11/2015					8,350	*	496,408
	1/30/2016					3,449		205,043
	8/9/2016					10,000	*	594,500
	1/28/2017					990		58,856

Ceryanec	8/12/2014		18,000	45.69	8/12/2024
	8/11/2015		18,000	44.72	8/11/2025
	8/9/2016		20,000	52.90	8/9/2026
	2/2/2013					4,587		272,697
	1/31/2014					3,107		184,711
	8/12/2014					6,550	*	389,398
	1/31/2015					1,679		99,817
	8/11/2015					6,800	*	404,260
	1/30/2016					3,750	*	222,938
	8/9/2016					6,800	*	404,260

Karpowicz	8/10/2010	31,000		32.85	8/10/2020
	8/13/2013	20,000		47.92	8/13/2023
	8/12/2014		20,000	45.69	8/12/2024
	8/11/2015		23,000	44.72	8/11/2025
	8/9/2016		25,000	52.90	8/9/2026
	2/2/2013					2,504		148,863
	8/12/2014					7,300	*	433,985
	8/11/2015					5,000	*	297,250
	8/11/2015					8,350	*	496,408

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		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options – Exercisable (1)	Number of Securities Underlying Unexercised Options – Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
	8/9/2016					8,350	*	496,408

Zieser	8/12/2014		18,000	45.69	8/12/2024
	8/11/2015		18,000	44.72	8/11/2025
	8/9/2016		20,000	52.90	8/9/2026
	8/12/2014					6,800	*	404,260
	8/11/2015					6,800	*	404,260
	1/30/2016					3,750	*	222,938
	8/9/2016					6,800	*	404,260

(1)	Options vested or will vest in full on the third anniversary of the grant date.

(2)	The exercise price for options is equal to the closing price of the Company’s common stock on the NYSE on the date of grant.

(3)	Awards of restricted stock and RSUs shown in this column which vest on the third anniversary of the grant date are followed by an (*). All other awards in this column will vest on the fifth anniversary of the grant date.

(4)	The market value is calculated using the closing price of the Company’s common stock on the NYSE on June 30, 2017, the last trading day of the fiscal year ($59.45).

Option Exercises and Stock Vested in Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(2)
Lacy	185,000	1,331,642	20,510	1,098,816
Harty	10,000	70,500	11,243	610,269
Ceryanec	18,000	132,480	8,928	477,952
Karpowicz	226,000	5,221,220	10,483	588,143
Zieser	18,000	127,440	11,695	646,342

(1)	Value realized on exercise reflects the difference between the option exercise price and the market price at the time of exercise multiplied by the number of options exercised.

(2)	Value realized on vesting is computed by multiplying the closing price of the Company’s common stock on the NYSE on the vest date by the number of shares of restricted stock vesting on such date.

Pension Benefits in Fiscal 2017

The following table shows on a plan-by-plan basis for each NEO: the number of years of credited service (rounded to the nearest whole number), the present value of the accumulated benefit and the value of any payments made during the fiscal year. The present values are generally based on the assumptions used for financial reporting purposes as of the Company’s most recent fiscal year-end measurement date. For additional information concerning those assumptions, please see Note 8 to the Company’s audited financial statements included in the Company’s Form 10-K. Exceptions include the retirement age, which is assumed to be the earliest time at which a participant may retire under the plan without any benefit reduction due to age, and pre-retirement decrements, which are ignored. The following assumptions were used to calculate the present values in the table:

26

Measurement date	June 30, 2017
Discount rate
Employees’ Retirement Income Plan	3.35%
Replacement Benefit Plan	3.10%
Supplemental Benefit Plan	3.70%
Interest crediting rate
Employees’ Retirement Income Plan	2.85%
Replacement Benefit Plan	2.60%
Supplemental Benefit Plan	3.20%
Annuity conversion rate	3.85%, unless specified by employment agreement
Annuity conversion mortality	2017 IRS Prescribed 417(e)(3) Unisex
Retirement age	65
Compensation and benefit limits	2017 levels
Salary increases	None
Pre-retirement decrements	None

		Years of
		Credited	Present Value of	Payments During
Name	Plan Name	Service	Accumulated Benefit ($)	Last Fiscal Year ($)
Lacy	Employees’ Retirement Income Plan	20	329,416	—
	Replacement Benefit Plan	20	2,539,840	—
	Supplemental Benefit Plan	18	15,282,360	—
Harty	Employees’ Retirement Income Plan	13	184,693	—
	Replacement Benefit Plan	13	699,277	—
	Supplemental Benefit Plan	12	3,475,242	—
Ceryanec	Employees’ Retirement Income Plan	9	110,840	—
	Replacement Benefit Plan	9	431,688	—
	Supplemental Benefit Plan	8	1,958,286	—
Karpowicz	Employees’ Retirement Income Plan	12	175,221	—
	Replacement Benefit Plan	12	932,334	—
	Supplemental Benefit Plan	11	5,597,849	—
Zieser	Employees’ Retirement Income Plan	19	295,866	—
	Replacement Benefit Plan	19	1,228,469	—
	Supplemental Benefit Plan	17	5,418,051	—

For a more complete description of the plans and their purposes, see page 21 of this Proxy Statement.

Nonqualified Deferred Compensation in Fiscal 2017

The following table discloses contributions, earnings and balances under each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each of the NEOs. See page 19 of this Proxy Statement for additional information concerning deferred compensation. The aggregate balance was determined by multiplying the number of SEUs held on June 30, 2017 (the last trading day of the fiscal year) by $59.45, the closing price of the Company’s common stock on the NYSE on that date. Distributions are paid in accordance with the deferral election, which offers varying deferral periods and payment in lump sums or a series of annual installments following the end of the deferral period. All payments are also subject to Section 409A restrictions of the Internal Revenue Code (“IRC”).

	Executive		Aggregate Withdrawals/	Aggregate Balance at
	Contributions in	Aggregate Earnings in	Distributions in	Last
Name	Last Fiscal Year ($)	Last Fiscal Year ($)(1)	Last Fiscal Year ($)	Fiscal Year-End ($)
Lacy	—	120,415	—	3,602,881
Harty	—	—	—	—
Ceryanec	5,559	88,105	—	2,641,349
Karpowicz	—	—	—	—
Zieser	—	142,718	—	4,270,198

(1)	Earnings shown in this column equal the dollar value of dividends on SEUs accrued during the last fiscal year. All dividends are reinvested as additional SEUs.

Potential Payments upon Termination

Employment and Other Agreements

The Company has entered into employment agreements with each of the NEOs as summarized below. Each of the employment agreements described below provides for periods of non-solicitation, non-compete and confidentiality following termination.

All payouts described below are subject to the terms of Section 409A of the IRC. The employment agreements with each of the NEOs provide for the delay of any payment or benefit provided by the employment agreement if such amount or benefit would be subject to or incur additional tax, and further, that any such deferred payment will be accumulated and paid in a single lump sum, together with interest compounded annually for the period of the delay, on the earliest date on which such payment can be made without incurring any additional tax.

1.	Lacy Employment Agreement. The Company entered into an agreement with Mr. Lacy effective July 1, 2006, the date he became President and CEO of the Company, and by amendments dated December 30, 2008 and November 4, 2009, continued in effect through June 30, 2013, subject to automatic renewal for subsequent one-year terms. The amended agreement provides that Mr. Lacy’s minimum annual base salary shall be $810,000 and may be increased at the discretion of the Compensation Committee. Mr. Lacy’s target Annual Incentive will not be less than 100% of his base salary. Mr. Lacy was a participant in the Meredith Corporation 2004 Stock Incentive Plan (the “2004 Plan”), is currently a participant in the 2014 Plan or successor plans, the Employees’ Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Lacy in the event his employment is terminated for various reasons as follows:

A.	If Mr. Lacy’s employment were terminated because of death, his base salary would be paid to the legal representative of his estate in substantially equal installments until the end of the month of the first anniversary of his death, any Annual Incentive as determined by the Compensation Committee would be prorated to the date of death and any Cash LTIP would be paid out according to the terms of the award. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.	In the event of termination due to “Disability,” Mr. Lacy would receive 100% of his base salary for the first 12 months following such termination. Mr. Lacy would receive his target Annual Incentive for the initial year in which the disability occurs. In addition, any Cash LTIP would be paid out according to the terms of the award. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.	In the event of termination “Without Cause,” or due to “Failure to Re-Elect as CEO or Director,” Mr. Lacy would be entitled to receive a lump sum payment, within the Short-Term Deferral Period as defined in the agreement, equal to 200% of his base salary through the end of the current term, but no less than a total of 24 months of 200% of base salary. Mr. Lacy would receive his Annual Incentive for the year in which the termination occurs. In addition, any Cash LTIP would be paid out according to the terms of the award. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

Mr. Lacy’s employment agreement also provides that if there is a material change in his position, duties or responsibilities, he will have the right to terminate his employment and such voluntarily termination from Meredith shall be treated as a termination “Without Cause” as described above.

D.	In the event of termination for “Cause,” Mr. Lacy would receive his base salary through the date of termination and any Annual Incentive would be prorated to the date of termination. All equity and Cash LTIP awards subject to restriction would be forfeited.

E.	Because Mr. Lacy is “Retirement Eligible” under the Company’s retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Lacy would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash LTIP would be paid out according to the terms of the award. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Lacy if his employment had been terminated as of June 30, 2017, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	4,000,000	1,000,000	1,000,000
Payment due under Cash LTIPs (1)	N/A	3,242,946	3,242,946	3,242,946	3,242,946
Continued health/welfare benefits (2)(3)	N/A	N/A	30,566	N/A	N/A
Pension benefit (lump sum) (4)(5)	18,062,832	18,062,832	18,062,832	N/A	18,062,832
Immediate vesting of stock options	N/A	2,352,925	2,352,925	2,352,925	2,352,925
Immediate vesting of restricted stock and RSUs	N/A	4,257,928	4,257,928	4,257,928	4,257,928

(1)	Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2017 and are not duplicated in the above table.

(2)	Because Mr. Lacy was retirement eligible (age 55 with ten or more years of service) before January 1, 2014, he would be able to participate and receive a subsidy from the Company for post-retirement welfare benefits. This subsidy is based on years of service worked for Meredith, credited annually toward premiums. Before age 65, the subsidy is $75 per year and for age 65 and older, it is $30 per year.

(3)	Mr. Lacy’s employment agreement requires that the Company provide continued benefits to him and his eligible dependents in the event of termination “Without Cause” through the end of the current term of the agreement which would be June 30, 2017.

(4)	In the event of termination “Without Cause,” Mr. Lacy shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.

(5)	Disabled employees are considered active participants in all retirement plans.

2.	Harty Employment Agreement. The Company entered into a new employment agreement with Mr. Harty effective August 10, 2016. The agreement provides for a minimum annual base salary of $800,000 and target Annual Incentive of 90% of base salary, which may be increased at the discretion of the Compensation Committee. With the new agreement, Mr. Harty was granted (i) 33,000 stock options with a three year cliff vesting schedule and a strike price equal to the fair market value of Meredith common stock on the date of the award and (ii) 10,000 RSUs with a three year cliff vesting schedule. Mr. Harty was a participant in the 2004 Plan, is currently a participant in the 2014 Plan or successor plans, the Employees’ Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Harty in the event his employment is terminated for various reasons as follows:

A.	If Mr. Harty’s employment were terminated because of death, his base salary would be paid to the legal representative of his estate until the end of the month of the first anniversary of his death, any Annual Incentive earned would be prorated to the date of death and any Cash LTIP would be paid out according to the terms of the award. In addition, all awards of restricted stock and RSUs would vest and all stock options would vest and remain exercisable for their full unexpired term.

B.	In the event of termination due to “Disability,” Mr. Harty would receive 100% of his base salary for the first 12 months following such termination, 75% of his base salary for the next twelve month period and 50% of his base salary for the final twelve month period. Mr. Harty would receive his target Annual Incentive for the initial year in which the disability occurs and any Cash LTIP would be paid out according to the terms of the award. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.	In the event of termination “Without Cause,” Mr. Harty, in return for a full release of all employment-related claims, would receive a lump sum payment on or before the sixty-day anniversary of his termination equal to his base salary and target Annual Incentive for a period of 24 months. If Mr. Harty fails to execute the release described above, he would receive only his base salary through the date of notice of termination. Any Annual Incentive earned and any Cash LTIP would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

Mr. Harty’s employment agreement also provides that should there be a material change in title (other than CEO), duties, reporting relationship, location or reduction in base salary or Annual Incentive during the term of the agreement, he will have the right to terminate his employment and such voluntarily termination from Meredith shall be treated as a termination “Without Cause” as described above.

D.	In the event of voluntary termination or termination for “Cause,” Mr. Harty would receive his base salary only through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Harty if his employment had been terminated as of June 30, 2017, under the circumstances specified and reflects the terms of his employment agreement in effect at such time.

	For Cause ($)	Voluntary ($)	Without Cause ($)(2)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,600,000	1,800,000	800,000
Payment of target Annual Incentive (1)	N/A	N/A	1,440,000	N/A	N/A
Payment due under Cash LTIPs (1)	N/A	N/A	533,334	980,608	980,608
Pension benefit (lump sum) (3)(4)	194,341	194,341	4,348,488	N/A	194,341
Immediate vesting of stock options	N/A	N/A	871,420	871,420	871,420
Immediate vesting of restricted stock and RSUs	N/A	N/A	2,453,561	2,453,561	2,453,561

(1)	Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2017 and are not duplicated in the above table.

(2)	Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.

(3)	In the event of termination “Without Cause,” Mr. Harty shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.

(4)	Disabled employees are considered active participants in all retirement plans.

3.	Ceryanec Employment Agreement. The Company entered into an agreement with Mr. Ceryanec effective June 1, 2015. The agreement provides for a minimum annual base salary of $590,000 and target Annual Incentive of 70% of base salary, which may be increased at the discretion of the Compensation Committee. Mr. Ceryanec was a participant in the 2004 Plan, is currently a participant in the 2014 Plan or successor plans, the Employees’ Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Ceryanec in the event his employment is terminated for various reasons as follows:

A.	If Mr. Ceryanec’s employment were terminated because of death, his base salary would be paid to the legal representative of his estate through the date of death and any Annual Incentive earned would be prorated to the date of death. In addition, any Cash LTIP would be paid out according to the terms of the award. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.	In the event of termination due to “Disability,” Mr. Ceryanec would receive his base salary through the date of disability. Any Annual Incentive earned and any Cash LTIP would be handled in accordance with the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.	In the event of termination “Without Cause,” Mr. Ceryanec, in return for a full release of all employment-related claims, would receive his base salary for a period of 18 months following the date of notice of termination as well as a lump sum payment equal to his target Annual Incentive, prorated to the date on which notice is given. Any Cash LTIP would be paid out according to the terms of the award. If Mr. Ceryanec fails to execute the release described above, he would receive only his base salary through the date of notice of termination. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

Mr. Ceryanec’s employment agreement also provides that should there be a material change in title, duties, reporting relationship or location during the term of the agreement, he will have the right to terminate his employment and such voluntarily termination from Meredith shall be treated as a termination “Without Cause” as described above.

D.	In the event of voluntary termination or termination for “Cause,” Mr. Ceryanec would receive only his base salary through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Ceryanec if his employment had been terminated as of June 30, 2017, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(2)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	975,000	N/A	N/A
Payment due under Cash LTIPs (1)	N/A	N/A	308,334	543,259	543,259
Pension benefit (lump sum) (3)(4)	2,522,119	2,522,119	2,522,119	N/A	2,522,119
Immediate vesting of stock options	N/A	N/A	643,820	643,820	643,820
Immediate vesting of restricted stock and RSUs	N/A	N/A	1,978,080	1,978,080	1,978,080

(1)	Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2017 and are not duplicated in the above table.

(2)	Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.

(3)	In the event of termination “Without Cause,” Mr. Ceryanec shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.

(4)	Disabled employees are considered active participants in all retirement plans.

4.	Karpowicz Employment Agreement. The Company entered into an employment agreement with Mr. Karpowicz effective June 1, 2015, which was subsequently amended to extend through June 30, 2018. The agreement provides for a minimum annual base salary of $725,000 and target Annual Incentive of 85% of base salary, which may be increased at the discretion of the Compensation Committee. Mr. Karpowicz also received a one-time signing bonus of 5,000 RSUs upon execution of an award agreement. Mr. Karpowicz was a participant in the 2004 Plan, is currently a participant in the 2014 Plan or successor plans, the Employees’ Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Karpowicz in the event his employment is terminated for various reasons as follows:

A.	If Mr. Karpowicz’s employment were terminated because of death, his base salary would be paid to the legal representative of his estate through the date of death and any Annual Incentive earned would be prorated to the date of death. In addition, any Cash LTIP would be paid out according to the terms of the award. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.	In the event of termination due to “Disability,” Mr. Karpowicz would receive his base salary through the date of disability. Any Annual Incentive earned and any Cash LTIP would be handled in accordance with the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.	In the event of termination “Without Cause,” Mr. Karpowicz, in return for a full release of all employment-related claims, would be entitled to receive his base salary for a period of 12 months following the date of termination. He would also receive a lump sum payment equal to his target Annual Incentive, prorated to the date on which notice is given. If Mr. Karpowicz fails to execute the release described above, he would receive only his base salary through the date of notice of termination. Any Cash LTIP would be paid out according to the terms of the award. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

Mr. Karpowicz’s employment agreement also provides that should there be a material change in title, duties, reporting relationship or location during the term of the agreement, he will have the right to terminate his employment and such voluntarily termination from Meredith shall be treated as a termination “Without Cause” as described above.

D.	In the event of termination for “Cause,” Mr. Karpowicz would receive only his base salary through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.

E.	Because Mr. Karpowicz is “Retirement Eligible” under the Company’s retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Karpowicz would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash LTIP would be paid out according to the terms of the award. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Karpowicz if his employment had been terminated as of June 30, 2017, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(2)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	750,000	N/A	N/A
Payment due under Cash LTIPs (1)	N/A	1,141,506	1,141,506	1,141,506	1,141,506
Pension benefit (lump sum) (3)(4)	7,025,999	7,025,999	7,025,999	N/A	7,025,999
Immediate vesting of stock options	N/A	777,740	777,740	777,740	777,740
Immediate vesting of restricted stock and RSUs	N/A	1,872,913	1,872,913	1,872,913	1,872,913

(1)	Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2017 and are not duplicated in the above table.

(2)	Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.

(3)	In the event of termination “Without Cause,” Mr. Karpowicz shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.

(4)	Disabled employees are considered active participants in all retirement plans.

5.	Zieser Employment Agreement. The Company entered into an agreement with Mr. Zieser, which became effective August 12, 2008 and continued in effect through June 30, 2011. The term of employment automatically renews for subsequent one-year terms unless written notice is given by either party. The agreement, as amended on December 30, 2008, provides for a minimum annual base salary of $600,000 with any increase in base salary to be determined by the Compensation Committee. Mr. Zieser’s target Annual Incentive will be no less than 70% of his base salary. Mr. Zieser was a participant in the 2004 Plan, is a current participant in the 2014 Plan or successor plans, the Employees’ Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Zieser in the event his employment is terminated for various reasons as follows:

A.	If Mr. Zieser’s employment were terminated because of death, his base salary would be paid to the legal representative of his estate in substantially equal installments until the end of the month of the first anniversary of his death, any Annual Incentive earned as determined by the Compensation Committee would be prorated to the date of death and any Cash LTIP award would be paid out according to the terms of the award. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.	In the event of termination due to “Disability,” Mr. Zieser would receive 100% of his base salary for the first 12 months following such termination. Mr. Zieser would receive his target Annual Incentive for the initial year in which the disability occurs. In addition, any Cash LTIP award would be paid out according to the terms of the award. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

C.	In the event of termination “Without Cause,” Mr. Zieser would be entitled to receive a lump sum payment, within the Short-Term Deferral Period as defined in the agreement, equal to 170% of his base salary through the end of the current term, but no less than a total of 18 months of 170% of base salary. Mr. Zieser would receive his Annual Incentive for the year in which the termination occurs. In addition, any Cash LTIP award would be paid out according to the terms of the award. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

Mr. Zieser’s employment agreement also provides that should there be a material change in title, duties or reporting relationship during the term of the agreement, he will have the right to terminate his employment and such voluntarily termination from Meredith shall be treated as a termination “Without Cause” as described above.

D.	In the event of termination for “Cause,” Mr. Zieser would receive only his base salary through the date of termination. Any earned but unpaid Annual Incentive would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.

E.	Because Mr. Zieser is “Retirement Eligible” under the Company’s retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Zieser would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash LTIP would be paid out according to the terms of the award. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

The following table sets forth the estimated payments and benefits that would have been provided to Mr. Zieser if his employment had been terminated as of June 30, 2017, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,746,750	685,000	685,000
Payment due under Cash LTIPs (1)	N/A	927,473	927,473	927,473	927,473
Continued health/welfare benefits (2)	N/A	N/A	27,756	N/A	N/A
Pension benefit (lump sum) (3)(4)	7,065,162	7,065,162	7,065,162	N/A	7,065,162
Immediate vesting of stock options	N/A	643,820	643,820	643,820	643,820
Immediate vesting of restricted stock and RSUs	N/A	1,435,718	1,435,718	1,435,718	1,435,718

(1)	Annual Incentive and Cash LTIP amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2017 and are not duplicated in the above table.

(2)	Mr. Zieser’s employment agreement requires that the Company provide continued benefits to him and his eligible dependents in the event of termination “Without Cause” through the end of the current term of the agreement which would be June 30, 2017.

(3)	In the event of termination “Without Cause,” Mr. Zieser shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.

(4)	Disabled employees are considered active participants in all retirement plans.

Change in Control

The Company has entered into Amended and Restated Severance Agreements (“CIC Agreements”) with each of the NEOs. The CIC Agreements provide for a double trigger, namely a change in control of the Company and the termination of the officer within two years of such a change in control. The CIC Agreements provide for payments and other benefits if the executive is terminated within two years of a change in control of the Company for any reason other than death, disability, mandatory retirement, “Cause” or voluntary termination other than for “Good Reason.” “Good Reason” includes: an adverse substantial change in position, duties, responsibilities or status; a reduction in base salary; elimination of any benefit or incentive plan; relocation to a place more than 25 miles distance; and other terms as more fully described in the CIC Agreements. If an executive’s employment is terminated prior to the date a change in control occurs, and if there is a reasonable basis that such termination (1) was at the request of a third party that has taken steps reasonably calculated to effect a change in control of the Company or (2) otherwise arose in connection with or anticipation of a change in control, then such termination shall be treated as a termination following a change in control of the Company. A change in control as defined in the CIC Agreements is summarized briefly as follows:

1.	The acquisition by any person or entity of the beneficial ownership of more than 20% of either (a) the then outstanding common stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company;

2.	The directors who were incumbent at the time of the execution of the CIC Agreement or their successors cease to constitute at least a majority of the Board (not including any director whose nomination or election occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board);

3.	The consummation of certain types of transactions including mergers and the sale of all, or substantially all, of the Company’s assets; or

4.	Approval by the shareholders of a complete liquidation or dissolution of the Company.

Immediately upon a change in control of the Company, all outstanding stock options shall become exercisable, all restrictions on restricted stock and RSUs shall lapse and Cash LTIP awards shall be paid or delivered as if the performance goals had been fully achieved. The benefit of the immediate vesting of the stock options, restricted stock, RSUs and payments under the Cash LTIP would have been as follows had a change in control occurred on June 30, 2017.

Award	Lacy ($)	Harty ($)	Ceryanec ($)	Karpowicz ($)	Zieser ($)
Restricted Stock / RSUs	4,257,928	2,453,561	1,978,080	1,872,913	1,435,718
Options	2,352,925	871,420	643,820	777,740	643,820
Cash LTIPs	3,242,946	1,614,279	890,731	1,141,506	927,473

Payment Obligations upon Termination Due to Change in Control

The following table sets forth the payment obligations under the CIC Agreements if the NEO’s employment is terminated as described above in advance of or within two years of a change in control of the Company. The tables assume that the termination took place on June 30, 2017.

Obligation
NEO’s annual base salary times three (based upon the highest annual rate of salary earned during the preceding 12-month period) (1)
Annual Incentive times three (higher of the Annual Incentive target for the year in which the date of termination occurs or the highest Annual Incentive paid in respect of the three fiscal years immediately prior to the year in which the change in control occurred) (1)
Any earned and due Annual Incentive payments (1)(2)
Prorated Annual Incentive through the date of termination (1)(3)
Accrued vacation pay (1)
Any compensation previously deferred (with accrued interest or earnings) (1)
Pension benefits assuming employment continued for three years after the date of termination) (1)(4)
Annual matching contribution under the tax-qualified defined contribution plan times three, for each plan (1)
Continuation of medical, dental and life insurance for three years after the date of termination (5)
Continuation of short-term and long-term disability for three years after the date of termination (5)
Continuation of all programs and perquisites for three years after the date of termination (5)
Gross-up payment for tax liabilities (6)

(1)	These amounts are to be paid as a lump sum within five days of the date of termination out of the Company’s (or its successor’s) assets.

(2)	Annual Incentive amounts received by virtue of being employed at the end of the fiscal year are reported in the Summary Compensation Table for fiscal 2017 and are not duplicated in this section.

(3)	There would be no prorated Annual Incentive through the date of termination since the table assumes the date of termination due to change in control is June 30, 2017.

(4)	The pension benefit is to be calculated as though the NEO is fully vested and has attained 36 additional months of age under the plans (but not to reduce the NEO’s life expectancy).

(5)	The benefits are to be continued for three years from the date of termination at the level in effect immediately prior to the change in control or the level in effect at the date of termination, whichever is most favorable to the NEO.

(6)	The Company may pay directly to the IRS or other taxing authority, for the benefit of the NEO.

1.	Base Salary. The CIC Agreements provide for the lump sum payment of three times the NEO’s current annual base salary. The following table sets forth the amount of such payments to each NEO.

Lacy	Harty	Ceryanec	Karpowicz	Zieser
$3,000,000	$2,400,000	$1,950,000	$2,250,000	$2,055,000

2.	Annual Incentive. The CIC Agreements provide for the lump sum payment of three times the Annual Incentive, as defined in the CIC Agreements. The following table shows the amount of such payments to each NEO.

Lacy	Harty	Ceryanec	Karpowicz	Zieser
$6,817,035	$3,764,610	$2,617,899	$3,403,449	$2,615,961

3.	Deferred Compensation. The CIC Agreements provide for the lump sum payment of any compensation previously deferred including any accrued interest or earnings as defined in the deferral agreements. The following table shows the amount of such payments to each NEO.

Lacy	Harty	Ceryanec	Karpowicz	Zieser
$3,602,881	$—	$2,641,349	$—	$4,270,198

4.	Pension Benefits. The CIC Agreements provide for an additional three years of age and service to be added (without affecting the life expectancy) in calculating each NEO’s pension benefit in the event of a change in control. The following table shows the amount of such payments to each NEO.

Lacy	Harty	Ceryanec	Karpowicz	Zieser
$27,688,533	$8,084,180	$5,052,206	$10,783,998	$10,888,456

5.	Continuation of Benefits and Perquisites. The CIC Agreements provide that the NEO and his eligible dependents shall continue, to the extent permitted by law, to be covered by all services, programs, perquisites, defined contribution plans and insurance plans in which the NEO participated immediately prior to the time of the change in control, for a period of 36 months after the NEO’s date of termination. The following table shows the cost to the Company for each of the NEOs for each of the benefits and perquisites.

Benefit/Perquisite	Lacy ($)	Harty ($)	Ceryanec ($)	Karpowicz ($)	Zieser ($)
Matching contribution to tax-qualified defined contribution plan	34,125	34,125	34,125	34,125	34,125
Continuation of medical and dental insurance for 36 months	23,630	35,972	23,630	23,630	35,972
Continuation of group, NEO supplemental life and split-dollar life insurance for 36 months	48,448	10,824	5,749	63,210	25,539
Continuation of short-term, long-term and NEO long-term disability for 36 months	19,526	21,682	21,668	30,101	21,757
Continuation of professional fees reimbursement for 36 months (calculated at maximum)	30,000	30,000	30,000	30,000	30,000
Continuation of club dues and auto allowance for 36 months	58,973	37,312	67,716	46,727	65,782

6.	Post-Retirement Welfare Benefits. The CIC Agreements provide for an additional three years of age and service to be added to each NEO’s post-retirement welfare benefits (including medical, dental and life). Messrs. Lacy, Karpowicz and Zieser currently meet the requirements to retire and participate in the post-retirement welfare plan. None of the other NEOs would meet the eligibility requirements. The terms of the CIC Agreements provide that active welfare benefits would continue for three years and post-retirement welfare benefits would not commence until the three-year period is over. Therefore, the value of the post-retirement welfare benefits provided from July 1, 2016 through June 30, 2017 is not included.

7.	Gross-up Payments. The CIC Agreements provide that the Company will provide to the NEO a “Gross-up” payment to cover any excise taxes incurred under Section 4999 of the IRC, including all other income-related taxes. Under those circumstances, each NEO would be entitled to receive the following amounts.

Lacy	Harty	Ceryanec	Karpowicz	Zieser
—	8,675,360	4,001,242	—	3,845,927

Execution of a release of claims is not a prerequisite to the receipt of payments under the CIC Agreements. The CIC Agreements do not include non-compete, non-solicit, non-disparagement or confidentiality provisions. The NEOs are under no obligation to seek other employment nor shall any compensation earned by the NEOs reduce the amount of any payment provided for under the CIC Agreements.

COMPONENTS OF DIRECTOR COMPENSATION

Employee directors receive no additional compensation for board service. At the beginning of calendar year 2017, the annual board retainer for non-employee directors was $75,000 with an additional committee member retainer of $10,000 and an additional committee chairman retainer of $20,000. Effective May 2017, the annual board retainer for non-employee directors increased to $85,000. The committee member and chairman retainers remained the same. Non-employee directors may elect to convert all or half of the annual cash board retainer, including any additional chairman and committee retainers, into restricted stock or SEUs as follows: 105% of the retainer may be received as restricted stock or as SEUs or 50% of the retainer may be received in cash and 52.5% of the retainer received as restricted stock or SEUs. Restricted stock pays dividends and vests one-third each year on the first three anniversaries of the grant date or upon the director’s retirement from the Board. SEUs are fully vested but are paid out as common stock on a one-for-one basis only upon the director’s resignation, retirement or other termination of service on the Board. Dividends on SEUs are reinvested.

Each year, on the date of the Annual Meeting, each non-employee director receives an equity grant with a fair market value of $100,000, half in restricted stock and half in nonqualified stock options. One-third of the number of shares of restricted stock and options granted vests each of the first three anniversaries of the grant date. Options have an exercise price equal to the closing price of the Company’s common stock on the NYSE on the date of the grant and expire on the tenth anniversary of the grant date. Effective the November 2017 Annual Meeting, the equity grant fair market value will increase to $110,000.

Upon election to the Board, each new non-employee director may choose to receive a grant of 1,200 shares of restricted stock which vests one-third each year on the first three anniversaries of the date of the grant or a grant of 1,200 SEUs which, although fully vested, are paid out as common stock on a one-for-one basis only upon the director’s resignation, retirement or other termination of service on the Board.

For calendar year 2017, three of eight non-employee directors elected to receive all or 52.5% of their retainer in the form of restricted stock or SEUs. Fees paid in equity are awarded on the date of the Annual Meeting. Cash retainers are paid in advance in quarterly installments. The Company reimburses directors for out-of-pocket expenses related to attendance at Board and committee meetings. The Company also offers a matching gifts program where every dollar contributed by a director to an eligible charity is matched dollar-for-dollar up to $5,000. The compensation paid to each non-employee director during fiscal 2017 is shown in the table below.

Director Compensation for Fiscal 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)(5)(6)(7)	Option Awards ($)(4)(5)(7)	All Other Compensation ($)(8)	Total ($)
Baer	2,500	149,812	50,000	5,059	207,371
Berg	50,000	50,033	50,000	4,207	154,240
Coleman (1)	47,500	—	—	6,006	53,506
Frazier	107,500	50,033	50,000	9,207	216,740
Henry	107,500	50,033	50,000	4,207	211,740
Johnson	2,500	160,295	50,000	9,207	222,002
Kaplan (2)	50,000	73,920	—	—	123,920
Marineau	107,500	50,033	50,000	4,207	211,740
Tallett	50,000	99,922	50,000	9,207	209,129

(1)	Dr. Coleman’s term ended at the 2016 Annual Meeting due to retirement.
(2)	Ms. Kaplan joined the Board in January 2017.
(3)	Stock awards (including SEUs) are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(4)	Option awards are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(5)	All non-employee directors received a grant of restricted stock with a grant date fair value of $50,033 (1,050 shares) and options with a grant date fair value of $50,000 (5,685 options) on the date of the 2016 Annual Meeting (November 9, 2016). The value of restricted stock awards is based on the closing price of the Company’s common stock on the NYSE on the date of grant. The estimated value of options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 11 to the Company’s audited financial statements included in the Form 10 K. The closing price of the Company’s common stock on the NYSE on November 9, 2016 was $47.65.
(6)	Included in this column: Mr. Baer received 105% of his annual retainer in the form of SEUs with a grant date fair value of $99,779 and Mr. Johnson received 105% of his annual retainer in the form of SEUs with a grant date fair value of $110,262. Ms. Tallett received 52.5% of her annual retainer in the form of SEUs with a grant date fair value of $49,890.
(7)	As of June 30, 2017, each director held outstanding equity awards as shown in the table below:

Name	Options	Restricted Stock	SEUs
Baer	13,986	2,485	5,496
Berg	26,150	2,085	7,725
Frazier	60,995	2,085	—
Henry	15,915	2,085	2,227
Johnson	60,995	2,085	51,647
Kaplan	—	—	1,221
Marineau	26,750	2,085	5,460
Tallett	54,995	2,085	13,684

(8)	Amounts in this column for fiscal 2017 include dividends on restricted stock awards which are not included in the grant date fair value and amounts matched by the Company with respect to a director’s charitable contribution under the matching gifts program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC regulations, persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared or held by different persons, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares listed in the table (excluding stock options that are presently exercisable or will become exercisable prior to October 30, 2017) after elimination of such duplication is 20,419,158 shares of common stock (approximately 52% of the outstanding common stock) and 4,864,134 shares of Class B stock (approximately 95% of the outstanding Class B common stock).

Set forth below is information as of August 31, 2017 concerning security ownership by each person who is known to management to be the beneficial owner of more than 5% of any class of the Company’s voting securities, by each director and nominee for director, by each NEO and by the Company’s directors and executive officers as a group.

		Common Stock Owned			Class B Stock Owned (1)
	Name	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class
a.	Beneficial owners of more than 5%
	E. T. Meredith, IV (3) c/o Chris Sidwell 1716 Locust Street Des Moines, IA 50309	—	689,612	8.03	2,135,841	350,826	48.58
	D. Mell Meredith Frazier, Director (3)(10)(13)(14) 1716 Locust Street Des Moines, IA 50309	63,126	689,612	7.93	2,033,450	350,826	46.58
	BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	7,703,737	—	19.48	—	—	—
	State Street Corporation (5) One Lincoln Street Boston, MA 02111	—	4,161,052	10.52	—	—	—
	The Vanguard Group, Inc. (6) 100 Vanguard Blvd. Malvern, PA 19355	3,052,429	46,889	7.84	—	—	—
	Dimensional Fund Advisors, LP (7) Building One 6300 Bee Cave Road Austin, TX 78746	2,132,271	—	5.39	—	—	—
	Barrow, Hanley, Mewhinney & Strauss, LLC (8) 2200 Ross Avenue, 31st Floor Dallas, TX 75201	1,979,043	—	5.00	—	—	—
b.	Directors, not listed above, including nominees and executive officers			*			—
	Donald A. Baer, Director (9)(10)(13)	13,914	—	*	—	—	—
	Donald C. Berg, Director (9)(10)(13)	31,670	—	*	—	—	—
	Joseph H. Ceryanec, CFO (11)(12)(13)(14)	103,523	—	*	—	—	—
	Thomas H. Harty, Director, President and COO (11)(12) (13)(15)	108,561	—	*	—	—	—
	Frederick B. Henry, Director (9)(10)(13)	10,330	—	*	—	344,017	6.72
	Joel W. Johnson, Director (9)(10)(13)	119,034	—	*	—	—	—
	Beth J. Kaplan, Director (9)	1,221	—	*	—	—	—
	Paul A. Karpowicz, President-Local Media Group (11)(15) (16)	104,896	2,940	*	—	—	—
	Stephen M. Lacy, Director, Chairman and CEO (11)(14) (16)	148,502	2,600	*	—	—	—
	Philip A. Marineau, Director (9)(10)(13)	35,245	—	*	—	—	—
	Elizabeth E. Tallett, Director (9)(10)(13)	67,169	—	*	—	—	—
	John S. Zieser, Chief Development Officer, General Counsel (11)(14)	95,775	—	*	—	—	—
	All directors and executive officers as a group (3)(9)(10) (11)(12)(13)(14)(15)(16) [13 persons]	902,966	695,152	10.94	2,033,450	694,843	53.30

*Less than 1%

(1)	Class B stock is not transferable except to members of the family of the holder and certain other related entities. However, Class B stock is convertible share for share at any time into fully transferable common stock without the payment of any consideration. Holders of common stock are entitled to cast one vote for each share of common stock owned on the record date. Holders of Class B stock are entitled to cast ten votes for each share owned on the record date.
(2)	Shares listed in the table under “Common Stock Owned” do not include shares of common stock deemed to be owned by the shareholder as a result of the shareholder’s ownership of Class B stock which is convertible share for share into common stock. However, the calculation of “% of Class” includes such shares deemed to be owned. If such shares were not included in the calculations, the common stock ownership percentages would be 1.74% for E. T. Meredith, IV; 1.90% for D. Mell Meredith Frazier; the other individuals’ ownership percentages would be unchanged and the ownership percentage in (b) All directors and executive officers as a group would be 4.0%.
(3)	Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named shareholder of beneficial ownership of these shares for any other purpose.
(4)	Information as of December 31, 2016 based on Schedule 13G/A filed with the SEC. BlackRock, Inc. (“BlackRock”) has sole voting power over 7,616,822 shares of common stock and sole dispositive power over 7,703,737 shares of common stock. BlackRock serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 7,703,737 shares of common stock.

(5)	Information as of December 31, 2016 based on Schedule 13G/A filed with the SEC. State Street Corporation (“State Street”) has shared dispositive and shared voting power over 4,161,052 shares of common stock. State Street serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 4,161,052 shares of common stock.
(6)	Information as of December 31, 2016 based on Schedule 13G/A filed with the SEC. The Vanguard Group, Inc. (“Vanguard”) has sole voting power over 44,389 shares of common stock, shared voting power over 4,400 shares of common stock, sole dispositive power over 3,052,429 shares of common stock and shared dispositive power over 46,889 shares of common stock. Vanguard Fiduciary Trust Company (“VTFC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 42,489 shares (0.10%) of common stock as a result of its serving as an investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 6,300 shares (0.01%) of common stock as a result of its serving as investment manager of Australian investment offerings. VIA directs the voting of these shares. Vanguard may be deemed to beneficially own 3,099,318 shares of common stock.
(7)	Information as of December 31, 2016 based on Schedule 13G/A filed with the SEC. Dimensional Fund Advisors, LP (“Dimensional”) has sole voting power over 2,077,304 shares of common stock and sole dispositive power over 2,132,271 shares of common stock. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trust and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities owned by the Funds. All 2,132,271 shares of common stock reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.
(8)	Information as of December 31, 2016 based on Schedule 13G/A filed with the SEC. Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow Hanley”) has sole voting power over 316,863 shares of common stock, shared voting power over 1,662,180 shares of common stock and sole dispositive power over 1,979,043 shares of common stock. Barrow Hanley serves as an investment adviser and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 1,979,043 shares of common stock.
(9)	Includes SEUs held by non-employee directors under the Meredith Corporation Stock Plan for non-employee directors as follows (rounded up to the nearest whole number): Baer-5,496, Berg-7,725, Henry-2,227, Johnson-51,647, Kaplan-1,221, Marineau-5,460 and Tallett-13,684 for an aggregate total of 87,460.
(10)	Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2017 by non-employee directors as follows: Baer-4,071, Berg-16,235, Frazier and Johnson-51,080 each, Henry-6,000, Marineau-16,835 and Tallett-45,080 for an aggregate total of 190,381.
(11)	Includes SEUs and/or RSUs held by executive officers under the Company’s Stock Incentive Plans as follows: Ceryanec-76,559, Harty-36,327, Karpowicz-29,750, Lacy-124,872 and Zieser-95,728 for an aggregate total of 363,236.
(12)	Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2017 by executive officers under the Company’s Stock Incentive Plans as follows: Ceryanec-18,000 and Harty-46,000 for an aggregate total of 64,000.
(13)	Includes 272,681 shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2017 by the non-employee directors and executive officers as a group.
(14)	Includes shares held by Principal Life Insurance Company as trustee under the 401(k) Plan for the benefit of certain participants, which shares are voted by the trustee at the direction of individual plan participants. Shares held by non-employee directors and executive officers are as follows: Ceryanec-1,269, Frazier-1,680, Lacy-7,952, and Zieser-47.
(15)	Includes shares held by Morgan Stanley Smith Barney Stock Plan Services, as trustee under the ESPP for the benefit of certain officers, which shares are voted by the trustee at the direction of the individual plan participants. Shares held by non-employee directors and executive officers are as follows: Harty-2,005 and Karpowicz-9,089.
(16)	Includes shares beneficially owned by spouses and relatives living in the same household with the named individuals and/or shares owned by family partnerships.

AUDIT COMMITTEE DISCLOSURE

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies and procedures for the approval and pre-approval of the audit, audit-related fees, tax and all other services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee pre-approved all audit, audit-related fees and permitted non-audit services provided by KPMG in fiscal 2017.

Service Fees Paid to Independent Registered Public Accounting Firm

The Company’s independent registered public accounting firm for the fiscal year ended June 30, 2017 was KPMG. Representatives of KPMG are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal 2017 and 2016.

	2017	2016
Audit Fees (1)	$1,035,820	$1,189,000
Audit-Related Fees (2)	112,011	32,000
Tax Fees (3)	15,675	48,557
All Other Fees (4)	—	1,650
Total Fees	$1,163,506	$1,271,207

(1)	Represents fees for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2017 and June 30, 2016 and the review of the Company’s quarterly financial statements during such fiscal years.
(2)	Current year consists of fees for licensing contract reviews and financial statement audits of certain employee benefit plans. Fiscal 2016 consists of fees for financial statement audits of certain employee benefit plans.
(3)	Consists of fees for tax services provided to the Company, including tax planning services and the review of certain tax returns.
(4)	Consists of fees for access to KPMG’s Internet Accounting Research web site.

The Audit Committee has advised the Company that it has determined that the non-audit services rendered by KPMG during the Company’s most recent fiscal year are compatible with maintaining the independence of such registered public accounting firm.

Report of the Audit Committee

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board, include providing oversight of the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. Management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2017 Annual Report to Shareholders. Management has confirmed to us that such financial statements:

1.	Have been prepared with integrity and objectivity and are the responsibility of management; and

2.	Have been prepared in conformity with GAAP.

We have discussed with KPMG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees (“AS16”). AS16 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of its audit of the Company’s financial statements, including with respect to:

1.	Their responsibility under GAAP;

2.	Significant accounting policies;

3.	Management judgment and estimates;

4.	Any significant audit adjustments;

5.	Any disagreements with management; and

6.	Any difficulties encountered in performing the audit.

We have received from KPMG a letter providing the disclosures required by Public Company Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence, with respect to any relationships between KPMG and the Company that, in its professional judgment, may reasonably be thought to bear upon independence. KPMG has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, KPMG audited management’s assessment of internal control over financial reporting and has issued a report thereon dated August 29, 2017. In that report KPMG states that, in its opinion, the Company maintained effective control over financial reporting as of June 30, 2017.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving our recommendation to the Board, we have relied on:

1.	Management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and

2.	The report of the Company’s independent registered public accounting firm with respect to such financial statements.

Based upon the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2017 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10 K for filing with the SEC.

AUDIT COMMITTEE
Philip A. Marineau, Chairman
Donald A. Baer
Donald C. Berg
Beth J. Kaplan

PROPOSAL FOUR - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018. Services provided to the Company and its subsidiaries by KPMG in fiscal 2017 are described under “Service Fees Paid to Independent Registered Public Accounting Firm.”

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate governance.

Vote Required

The affirmative vote of the holders of a majority of the voting power present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the proposal.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2018.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

EQUITY COMPENSATION PLANS

The following table sets forth information with respect to the Company’s common stock that may be issued under all equity compensation plans of the Company in existence as of June 30, 2017. All of the equity compensation plans for which information is included in the following table have been approved by shareholders.

(c)
Number of securities
	(a)	(b)	remaining available for
	Number of securities to be	Weighted average	future issuance under
	issued upon exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by shareholders	1,836,741	$44.34	8,994,470
Equity compensation plans not approved by shareholders	None	N/A	None
Total	1,836,741	$44.34	8,994,470

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act requires that certain of the Company’s officers and directors and persons who own more than 5% of the Company’s outstanding stock file reports of ownership and changes in ownership with the SEC and NYSE. To the Company’s knowledge, based solely upon a review of copies of forms submitted to the Company during and with respect to the most recent fiscal year and on written representations from the Company’s directors and officers, all Section 16(a) filing requirements were complied with during the fiscal year ended June 30, 2017, with exception of one Form 4 filing for each of Messrs. Lacy, Harty, Ceryanec, Karpowicz and Zieser, which were inadvertently filed one day late.

RELATED PERSON TRANSACTION POLICY AND PROCEDURES

The Company has established written policies and procedures (“Related Person Transaction Policy” or the “Policy”) to assist it in reviewing transactions in excess of $120,000 involving Meredith and its subsidiaries and related persons (as defined below). This Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Code of Business Conduct and Ethics and its other internal procedures.

The objective of the Board in adopting this Policy is to assure that transactions between the Company and its subsidiaries and these persons are conducted in a manner that is fair to the Company and its shareholders and result in terms that are no more or less favorable to the Company than transactions between it and unaffiliated persons negotiating on an arm’s-length basis.

For purposes of the Policy, a related person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of their respective immediate family (as defined in the Policy).

The Policy provides that any proposed transaction is to be promptly reported to the Company’s General Counsel and CFO. The CFO will assist in gathering information about the transaction and present the information to the Audit Committee, which is responsible for reviewing the transaction. The Audit Committee will determine if the transaction is a related person transaction and approve, ratify or reject the related person transaction. In approving, ratifying or rejecting a related person transaction, the Committee will consider such information as it deems important to conclude whether the transaction is fair to the Company.

The Company had no reportable related person transactions in fiscal 2017.

ANNUAL REPORT AND ADDITIONAL MATERIALS

The Company is distributing its 2017 Annual Report to Shareholders with this Proxy Statement. Copies of the Company’s Form 10 K may be obtained without charge upon written or oral request to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023, (515) 284-3000. The Form 10 K is also available free of charge on www.meredith.com, along with Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

42

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Proxy Statements and Annual Reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means convenience for shareholders and cost savings for companies.

This year a number of brokers with account holders who are the Company’s shareholders may be householding the Company’s proxy materials. A single Proxy Statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from a shareholder’s broker that it will be householding communications to a shareholder’s address, householding will continue until a shareholder is notified otherwise or until a shareholder revokes consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, the shareholder should notify his or her broker directly or direct his or her written request to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker.

How to Receive Future Proxy Statements and Annual Reports Online

To ensure receipt of future Meredith Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail, registered shareholders may elect electronic delivery of all future proxy materials and other shareholder communications simply by updating their shareholder account information either by telephone at (877) 847-4696, via Internet at www.idelivercommunications.com/proxy/mdp or email ideliver@afpi.com with “MDP Materials Request” in the subject line.

If you hold your shares in broker or other nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.

If you do consent to Internet delivery, a notation will be made in your account. When future Proxy Statements and Annual Reports become available, you will receive an e-mail notice instructing you how to access them over the Internet.

SUBMITTING SHAREHOLDER PROPOSALS

Any shareholder wishing to include a proposal in the Company’s Proxy Statement and form of proxy for the 2018 Annual Meeting must submit the proposal so that it is received by the Company no later than May 28, 2018. The proposal should be addressed to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Pursuant to the Company’s Bylaws, any shareholder wishing to bring a proposal before the 2018 Annual Meeting (but whose proposal will not be included in the Company’s Proxy Statement), must deliver written notice of such proposal in accordance with the requirements of the Bylaws to the Secretary of the Company at the address specified above no earlier than the close of business on the 120th day or later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting. For 2018, such proposal must be received no earlier than the close of business on July 11, 2018 and no later than the close of business on August 10, 2018 and otherwise comply with the requirements of the Bylaws. If the date of the 2018 meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2017 Annual Meeting different deadlines will apply.

Pursuant to the Company’s Bylaws, any shareholder wishing to propose a nominee for the Board must deliver written notice of such proposed nominee to the Secretary of the Company at the address specified above no earlier than the close of business on the 120th day or later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting. For 2018, written notice of such proposed nominee must be received no earlier than the close of business on July 11, 2018 and no later than the close of business on August 10, 2018 and otherwise comply with the requirements of the Bylaws. If the date of the 2018 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2017 Annual Meeting different deadlines will apply.

43

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Special Items - The following tables show results of operations excluding special items and as reported with the difference being the special items. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. These tables provide reconciliations of the financial measures that are not in accordance with GAAP, or non-GAAP financial measures, used in the Proxy Statement to the most directly comparable GAAP financial measures.

			Percentage
Years ended June 30,	2017	2016	Change
(In thousands except per share data)
Operating profit	$309,123	$130,609
Special items
Write-down of contingent consideration payable	(19,970)	—
Severance and related benefits costs	11,863	9,793
Write-down of impaired assets	8,872	161,462
Merger termination fee net of merger-related costs	—	(43,541)
Pension settlement charge	—	5,586
Reversal of previously accrued restructuring costs	(1,923)	(3,248)
Other	397	601
Total special items	(761)	130,653
Operating profit excluding special items (non-GAAP)	$308,362	$261,262

Diluted earnings per share	$4.16	$0.75
Per share impact of special items
Per share impact of the resolution of certain federal and state tax matters	(0.15)	—
Per share impact of special items listed above	(0.01)	2.55
Total per share impact of special items	(0.16)	2.55
Earnings per share excluding special items (non-GAAP)	$4.00	$3.30	21%

Appendix

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:    ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends a vote FOR each nominee for director and FOR Proposals 2 and 4 and “1 Year” for Proposal 3.

1.	To elect three Class I directors for terms expiring 2020: To elect one Class II director for term expiring in 2018: To elect one Class III director for term expiring in 2019:	01 Philip A. Marineau 02 Elizabeth E. Tallett 03 Donald A. Baer 04 Thomas H. Harty 05 Beth J. Kaplan	☐	Vote FOR all nominees (except as marked below)	☐	Vote WITHHELD from all nominees

Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2.	To approve, on an advisory basis, the executive compensation program for the Company’s named executive officers;			☐	For	☐	Against	☐	Abstain

3.	To approve, on an advisory basis, the frequency with which the Company will conduct future advisory votes on executive compensation;	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2018; and			☐	For	☐	Against	☐	Abstain

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MEREDITH CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 8, 2017

10:00 a.m. Central Standard Time (“CST”)

1716 Locust Street

Des Moines, IA 50309

Meredith Corporation 1716 Locust Street Des Moines, IA	Common Stock	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) on November 8, 2017.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees for director and FOR Proposals 2 and 4 and “1 Year” on Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint Stephen M. Lacy, D. Mell Meredith Frazier and Frederick B. Henry, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may come before the Annual Meeting and all adjournments.

Voting Instructions to Trustee of the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or Trustee of the Meredith Savings and Investment Plan.

If you are a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it and return it promptly in the enclosed postage-paid envelope. If your instructions are not received at least five (5) days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	TELEPHONE	MAIL
www.proxypush.com/mdp	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. CST on	vote your proxy until 11:59 p.m.	postage paid envelope provided.
November 7, 2017.	CST on November 7, 2017.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:    ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends a vote FOR each nominee for director and FOR Proposals 2 and 4 and “1 Year” for Proposal 3.

1.	To elect three Class I directors for terms expiring 2020: To elect one Class II director for term expiring in 2018: To elect one Class III director for term expiring in 2019:	01 Philip A. Marineau 02 Elizabeth E. Tallett 03 Donald A. Baer 04 Thomas H. Harty 05 Beth J. Kaplan	☐	Vote FOR all nominees (except as marked below)	☐	Vote WITHHELD from all nominees

Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2.	To approve, on an advisory basis, the executive compensation program for the Company’s named executive officers;			☐	For	☐	Against	☐	Abstain

3.	To approve, on an advisory basis, the frequency with which the Company will conduct future advisory votes on executive compensation;	☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2018; and			☐	For	☐	Against	☐	Abstain

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

MEREDITH CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 8, 2017

10:00 a.m. Central Standard Time (“CST”)

1716 Locust Street

Des Moines, IA 50309

Meredith Corporation 1716 Locust Street Des Moines, IA	Class B Stock	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”) on November 8, 2017.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR each of the nominees for director and FOR Proposals 2 and 4 and “1 Year” on Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint Stephen M. Lacy, D. Mell Meredith Frazier and Frederick B. Henry, or any of them with full power of substitution, to vote your shares on the matters shown on the reverse side and, in their discretion, any other matters which may come before the Annual Meeting and all adjournments.

Voting Instructions to Trustee of the Meredith Savings and Investment Plan.

If you are a participant in the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan Trustee as to the voting of certain shares of Meredith Corporation Class B stock allocated to your account. The voting of those shares will occur at the Annual Meeting or at any adjournment or postponement thereof. Please indicate your voting choices on this card, sign and date it and return it promptly in the enclosed postage-paid envelope. If your instructions are not received at least five (5) days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received may be voted on certain matters in the discretion of the Trustee and in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	TELEPHONE	MAIL
www.proxypush.com/mdp	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. CST on	vote your proxy until 11:59 p.m.	postage paid envelope provided.
November 7, 2017.	CST on November 7, 2017.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.